Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PARTY CITY HOLDINGS INC.,

PC MERGER SUB, INC.,

PC TOPCO HOLDINGS, INC.

and

THE STOCKHOLDERS’ REPRESENTATIVES

PARTY HERETO

Dated as of June 4, 2012

ARTICLE I DEFINITIONS		2

1.1	Certain Definitions	2

1.2	Terms Defined Elsewhere in this Agreement	14

1.3	Other Definitional and Interpretive Matters	16

ARTICLE II THE MERGER; CLOSING		18

2.1	The Merger	18

2.2	Closing	18

2.3	Effective Time	18

2.4	Effects of the Merger	18

2.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	19

2.6	Directors and Officers of the Surviving Corporation	19

2.7	Conversion of Stock and Options	19

2.8	No Further Rights of Transfers	20

2.9	Lost Certificates	21

ARTICLE III MERGER CONSIDERATION		21

3.1	Exchange Agent; Exchange Procedures and Certificates; Closing Date Payments by Buyer	21

3.2	Adjustment to Closing Per Share Price	22

3.3	Withholding Rights	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		25

4.1	Organization and Good Standing	26

4.2	Authorization of Agreement	26

4.3	Conflicts; Consents of Third Parties	27

4.4	Capitalization	27

4.5	Subsidiaries	28

4.6	Financial Statements	28

4.7	No Undisclosed Liabilities	29

4.8	Absence of Certain Developments	29

4.9	Taxes	29

4.10	Real Property	31

4.11	Tangible Personal Property	31

(continued)

4.12	Intellectual Property	32

4.13	Material Contracts	33

4.14	Employee Benefits Plans	35

4.15	Labor	37

4.16	Litigation	38

4.17	Compliance with Laws; Permits	38

4.18	Environmental Matters	38

4.19	Insurance	39

4.20	Related Party Agreements	39

4.21	Financial Advisors	39

4.22	Foreign Corrupt Practices Act	40

4.23	No Other Representations or Warranties; Schedules	40

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		40

5.1	Organization and Good Standing	40

5.2	Authorization of Agreement	41

5.3	Conflicts; Consents of Third Parties	41

5.4	Litigation	42

5.5	Financial Advisors	42

5.6	Sufficient Funds	42

5.7	Solvency	44

5.8	Condition of the Business	45

5.9	Merger Sub’s Operations	46

ARTICLE VI COVENANTS		46

6.1	Access to Information	46

6.2	Conduct of the Business Pending the Closing	47

6.3	Regulatory Approvals	49

6.4	Further Assurances	51

6.5	Confidentiality	51

6.6	Indemnification, Exculpation and Insurance	51

6.7	Publicity	54

6.8	Employee Matters	54

2

(continued)

6.9	Financing Activities	55

6.10	Schedules	59

6.11	Tax Matters	60

6.12	Tax Certificate	60

6.13	Termination of Management Agreement and Stockholders Agreement	60

6.14	Exclusivity	60

6.15	Monthly Financials	61

6.16	Consents	61

6.17	Section 280G Matters.	61

ARTICLE VII CONDITIONS TO CLOSING		62

7.1	Conditions Precedent to Obligations of Buyer, Merger Sub and the Company	62

7.2	Conditions Precedent to Obligations of Buyer and Merger Sub	62

7.3	Conditions Precedent to Obligations of the Company	63

7.4	Frustration of Closing Conditions	63

ARTICLE VIII TERMINATION		64

8.1	Termination of Agreement	64

8.2	Procedure upon Termination	65

8.3	Effect of Termination	65

8.4	Fees and Expenses Following Termination	66

ARTICLE IX MISCELLANEOUS		67

9.1	Survival	67

9.2	Payment of Sales, Use or Similar Taxes	67

9.3	Expenses	67

9.4	Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury	68

9.5	Entire Agreement	69

9.6	Amendments and Waivers	69

9.7	Notices	70

9.8	Severability	72

9.9	Binding Effect; Assignment	72

9.10	Legal Representation	72

3

(continued)

9.11	No Strict Construction	73

9.12	Non-Recourse	73

9.13	Specific Performance	74

9.14	Release	75

9.15	Counterparts	76

Exhibits:

Exhibit A	Form of Optionholder Acknowledgment

Schedules:

Schedule 1.1(a)(i)	Cash
Schedule 1.1(a)(ii)	Company Transaction Expenses
Schedule 1.1(a)(iii)	Debt
Schedule 1.1(a)(iv)	Knowledge of Buyer
Schedule 1.1(a)(v)	Knowledge of the Company
Schedule 1.1(a)(vi)	Net Working Capital
Schedule 4.3(a)	Consents of Third Parties
Schedule 4.3(b)	Required Filings
Schedule 4.5(a)	Subsidiaries
Schedule 4.10(a)	Real Property Leases
Schedule 4.10(b)	Owned Real Property
Schedule 4.11	Personal Property Leases
Schedule 4.12(a)	Intellectual Property
Schedule 4.13(a)	Material Contracts
Schedule 4.14(a)	Employee Benefit Plans
Schedule 4.14(f)(iii)	Excess Parachute Payments
Schedule 4.16	Pending or Threatened Litigation
Schedule 4.19	Insurance Policies
Schedule 4.20	Related Party Agreements
Schedule 5.6(a)	Debt Commitment Letter
Schedule 5.6(b)	Rollover Letter
Schedule 5.6(c)	Equity Commitment Letter
Schedule 6.2(b)	Conduct of the Business Pending the Closing
Schedule 7.1(c)	Required Approvals
Schedule 7.2(c)	Rollover Investors

4

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 4, 2012, by and among: (i) PC Topco Holdings, Inc., a Delaware corporation (“Buyer”); (ii) PC Merger Sub, Inc., a Delaware corporation (“Merger Sub”); (iii) Party City Holdings Inc., a Delaware corporation (the “Company”); (iv) Jefferson M. Case (the “Advent Representative”); (v) BSR LLC, a Delaware limited liability company (the “Berkshire Representative”) and (vi) Weston Presidio Capital Partners IV, L.P., a Delaware limited partnership (the “WP Representative” and together with the Advent Representative and the Berkshire Representative, the “Stockholders’ Representatives”). Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Buyer, Merger Sub and the Company have approved, adopted and, in the case of the Company and Merger Sub, recommended to their respective stockholders this Agreement and the Certificate of Merger, which contemplate the merger of Merger Sub with and into the Company as set forth below (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has resolved to seek promptly the written consent of certain stockholders of the Company who hold, in the aggregate, (i) a majority of the shares of Class A Common Stock (as defined below) and Class B Common Stock (as defined below) voting together as a single class to adopt and approve this Agreement and the Merger under the DGCL and (ii) a majority of the shares of Class B Common Stock voting as a separate class to approve the Merger under the Certificate of Incorporation (as defined below) (collectively, the “Stockholder Approval”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. (collectively, the “Guarantors”) is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) with respect to certain obligations of Buyer and Merger Sub under this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the Rollover Investors is entering into the Rollover Letter with Buyer pursuant to which, among other things, the Rollover Investors have agreed, on the terms and subject to the conditions set forth in the Rollover Letter, to make the Rollover Investment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Strike Price” means, for any Option, the aggregate amount payable by the holder of such Option upon the full and valid exercise of such Option.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States or foreign or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” means any day of the year other than a Saturday or a Sunday on which national banking institutions in New York, New York and Boston, Massachusetts are open to the public for conducting business and are not required or authorized to close.

“Bylaws” means the Bylaws of the Company, as amended from time to time in accordance with their terms and conditions, as in effect on the date hereof.

“Cash” means all cash and cash equivalents (however derived, including, without limitation, from capital contributions, operations, financings, sales or condemnations, insurance proceeds, the exercise of options or extraordinary events) held by the Company or its Subsidiaries, determined in accordance with GAAP, consistent with past practice and without giving effect to the Transactions, less (i) any such amounts that are not freely available to Buyer because such amount (A) is held in a jurisdiction where it cannot be transferred to another jurisdiction due to exchange controls or other statutory provisions or (B) is required to be held as minimum capital, security deposit, collateral or in escrow as a result of statutory, regulatory or contractual requirements and (ii) any cost incurred (including, without limitation, Tax costs) relating to the repatriation of offshore cash and cash equivalents to the Surviving Corporation assuming that such cash and cash equivalents were to be repatriated at the Closing; provided, that any cash in or designated for use in the cash register or individual retail locations shall only be counted to the extent such amounts are in excess of $1,000,000 and less than $5,000,000, which amounts shall not reduce cash of the Company or its Subsidiaries for purposes of this definition; provided, further, that in no event shall such cash and cash equivalents exceed $20,000,000 in the aggregate. For illustrative purposes, an example of the calculation of Cash can be found on Schedule 1.1(a)(i).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time in accordance with its terms and conditions, as in effect on the date hereof.

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing Per Share Price” means (x) the Merger Consideration, divided by (y) the number of Fully Diluted Shares.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated pursuant thereto.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.

“Company Transaction Expenses” means (a) the costs, fees and expenses incurred by or on behalf of the Company or any of the Subsidiaries or for which the Company or any of the Subsidiaries is liable in connection with the Transactions for investment bankers, other financial advisory, third party consultants and legal counsel, (b) deferred dividends, if any, paid by the Company in connection with the Transactions, including, without limitation, any deferred dividend equivalent payments that become payable with respect to any Options that vest in connection with the consummation of the Transactions, (c) retention, change of control, transaction or similar bonuses payable to current or former employees or consultants of the Company or the Subsidiaries as a result of the consummation of the Transactions and (d) notwithstanding the provisions of Section 6.16, fees incurred by the Company or any of the Subsidiaries in connection with obtaining any consents or approvals under those license agreements set forth on Schedule 1.1(a)(ii) in connection with the consummation of the Transactions.

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with the applicable requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16 and Item 402 of Regulation S-K) for offerings of debt securities on a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high-yield debt securities), (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, and (iv) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16 and Item 402 of Regulation S-K) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (B) the financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial statements and financial information contained in the Offering Documents, including as to customary negative assurances, in order to consummate any offering of debt securities on the last day of the Marketing Period, subject to completion by such auditors of customary procedures relating thereto.

“Continuing Employee” means any individual employed by the Company or any Subsidiary immediately prior to the Closing and who continues his or her employment with the Surviving Corporation following the Closing Date.

“Contract” means, with respect to any Person, any oral or written contract, agreement, indenture, note, bond, mortgage, loan, instrument (including any document or instrument evidencing or otherwise relating to any indebtedness but excluding the organizational documents of such Person), lease, or license to which a Person is legally bound.

“Debt” means, without duplication, all obligations (including principal of and accrued interest, all prepayment penalties, breakage costs, termination fees or break-up fees, make whole payments and premiums, fees and other amounts due upon prepayment of such indebtedness or payable as a result of the consummation of the Transactions (including, for purposes of clarity, the interest payments due pursuant to the Senior Subordinated Notes for the 30 day period from the date that notice of redemption is delivered connection with the Notes Redemption)) of the Company and the Subsidiaries (a) for borrowed money; (b) evidenced by notes, bonds, debentures, mortgages, deeds of trust, interest rate swaps, hedges or similar instruments, but not letters of credit; (c) for Company Transaction Expenses which have not been paid on or prior to Closing; (d) in respect of leases that are required to be treated as capital leases under GAAP; (e) created or arising under any conditional sale, earn-out or other arrangement for the deferral of purchase of any property, subject to the terms set forth on Schedule 1.1(a)(iii)(E); (f) due to Berkshire Partners LLC and Weston Presidio Service Company LLC (or their respective assignees) pursuant to the Management Agreement; (g) for the cost, net of any related tax benefits, of those restructuring liabilities set forth on Schedule 1.1(a)(iii)(G); (h) for the cost, net of any related tax benefits, of those unfunded benefit obligations (projected benefit obligation less assets) related to pension plans of the Company set forth on Schedule 1.1(a)(iii)(H); (i) for the cost, net of any related tax benefits, of amounts due as of the Closing Date of that deferred compensation set forth on Schedule 1.1(a)(iii)(I); (j) for the cost, net of any related tax benefits, of those amounts set forth on Schedule 1.1(a)(iii)(J), (k) Guarantees or a contingent Guarantee by the Company or any of its Subsidiaries or is secured by a Lien (other than Permitted Exceptions) on any property or asset of the Company or any of its Subsidiaries (whether or not such obligation is assumed by the Company or any of its Subsidiaries, but in each case excluding Guarantees and contingent Guarantees that are in respect of (A) any obligations of the Company or any of the Subsidiaries or (B) those lease obligations that are described on Schedule 1.1(a)(iii)(K) hereto), and (l) for any amount of deferred dividends, if any, which were payable but were not paid at or prior to Closing, determined in accordance with GAAP, consistent with past practice and without giving effect to the Transactions. For illustrative purposes, an example of the calculation of Debt can be found on Schedule 1.1(a)(iii).

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, any Replacement Financing or other debt financings in connection with the transactions contemplated hereby (including the parties to the Debt Commitment Letter and any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates and such entities’ and their respective Affiliates’, officers, directors, employees, attorneys, advisors agents and representatives involved in the Debt Financing and their successors and assigns.

“Enterprise Value” means $2,690,000,000.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Estimated Working Capital Adjustment” means (i) if the Estimated Working Capital exceeds the Net Working Capital Peg, the amount by which the Estimated Working Capital exceeds the Net Working Capital Peg, which amount shall be expressed as a positive number, (ii) if the Estimated Working Capital is less than the Net Working Capital Peg, the amount by which the Net Working Capital Peg exceeds the Estimated Working Capital, which amount shall be expressed as a negative number or (iii) if the Estimated Working Capital is equal to the Net Working Capital Peg, zero.

“Existing Credit Agreements” means (a) that certain ABL Credit Agreement dated August 13, 2010 by and among AAH Holdings Corporation and Amscan Holdings, Inc., the subsidiaries of Amscan Holdings, Inc. from time to time party thereto, the financial institutions party thereto, as Lenders, Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent and Collateral Agent, Wells Fargo Capital Finance, LLC and Banc

of America Securities LLC, as Joint Bookrunners and Joint Lead Arrangers, Bank of America, N.A., as Syndication Agent, and SunTrust Bank, T.D. Bank, N.A. and RBS Business Capital, as Co-Documentation Agents, as amended to the date hereof (the “Existing ABL Agreement”) (as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time) and (b) that certain Term Loan Credit Agreement dated as of December 2, 2010 by and among the Company, AAH Holdings Corporation and Amscan Holdings, Inc., the subsidiaries of Amscan Holdings, Inc. from time to time party thereto, the financial institutions party thereto, as Lenders, and Credit Suisse AG, as Administrative Agent and Collateral Agent, Credit Suisse Securities (USA) LLC, and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC, Barclays Capital, Deutsche Bank Securities Inc. and Wells Fargo Securities LLC, as Joint Bookrunners, Goldman Sachs Lending Partners LLC and Wells Fargo Securities, LLC as Co-Syndication Agents, and Barclays Capital and Deutsche Bank Securities Inc., as Co-Documentation Agents (the “Existing Term Loan Agreement”) (as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time).

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Final Cash” means Closing Cash (a) as shown in Buyer’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (b) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (i) as agreed by the Stockholders’ Representatives and Buyer pursuant to Section 3.2(d) or (ii) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, however, that in no event shall Final Cash be more than the Stockholders’ Representatives’ calculation of Closing Cash delivered pursuant to Section 3.2(c) or less than Buyer’s calculation of Closing Cash delivered pursuant to Section 3.2(b).

“Final Cash Adjustment” means the amount, which may be positive or negative, equal to the Final Cash minus the Estimated Cash.

“Final Debt” means Closing Debt (a) as shown in Buyer’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (b) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (i) as agreed by the Stockholders’ Representatives and Buyer pursuant to Section 3.2(d) or (ii) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, however, that in no event shall Final Debt be more than Buyer’s calculation of Closing Debt delivered pursuant to Section 3.2(b) or less than the Stockholders’ Representatives’ calculation of Closing Debt delivered pursuant to Section 3.2(c).

“Final Debt Adjustment” means the amount, which may be positive or negative, equal to the Final Debt minus the Estimated Debt.

“Final Working Capital” means Closing Working Capital (a) as shown in Buyer’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (b) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (i) as agreed by the Stockholders’ Representatives and Buyer pursuant to Section 3.2(d) or (ii) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, however, that in no event shall Final Working Capital be more than the Stockholders’ Representatives’ calculation of Closing Working Capital delivered pursuant to Section 3.2(c) or less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 3.2(b).

“Final Working Capital Adjustment” means the amount, which may be positive or negative, equal to (i) if the Final Working Capital exceeds the Net Working Capital Peg, (A) the amount by which the Final Working Capital exceeds the Net Working Capital Peg, which amount shall be expressed as a positive number minus (B) the Estimated Working Capital Adjustment, (ii) if the Final Working Capital is less than the Net Working Capital Peg, (A) the amount by which the Net Working Capital Peg exceeds the Final Working Capital, which amount shall be expressed as a negative number minus (B) the Estimated Working Capital Adjustment or (iii) if the Final Working Capital is equal to the Estimated Working Capital, zero.

“Financing Commitments” means the Debt Commitments and the Equity Commitments.

“Fully Diluted Shares” means the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (including for the avoidance of doubt, the Rollover Shares and excluding shares of Common Stock owned by the Company as treasury stock), plus, subject to the last sentence of Section 2.7(b), the aggregate number of shares of Common Stock issuable pursuant to vested in-the-money Options (including, for the avoidance of doubt, all such Options that vest in connection with the consummation of the Transactions) outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, multi-national, or any agency, instrumentality or authority thereof (or any department, bureau or division thereof), or any court or arbitrator (public or private).

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt of any other Person and (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property and proprietary rights arising from or in respect of the following: (a) patents and applications therefor and statutory invention registrations, including continuations, divisionals, continuations-in-part, extensions, reexaminations or reissues of patent applications and patents issuing thereon; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (c) copyrights and registrations and applications therefor, works of authorship and mask work rights; (d) Software and Technology; and (e) confidential and proprietary information, including trade secrets, processes and know-how.

“Interest Rate” means (x) the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the date that payment is due to the date of payment, plus (y) two percent (2.0%).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Buyer” means the actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of those Persons identified on Schedule 1.1(a)(iv).

“Knowledge of the Company” means the actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of those Persons identified on Schedule 1.1(a)(v).

“Law” means any applicable foreign, federal, state or local law, statute, code, ordinance, rule, regulation, Order or other legal requirement of any Governmental Body (including common law).

“Legal Proceeding” means any judicial, administrative, regulatory or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“License” means each Contract (other than licenses of commercially-available, off-the-shelf Software available on standard terms for a fee of no more than $100,000 annually or in the aggregate) under which any Intellectual Property, Software or Technology is licensed by or to the Company or any Subsidiary.

“Lien” means any lien, hypothec, encumbrance, pledge, mortgage, deed of trust, security interest, claim, prior claim, privilege, lease, charge, option, right of first refusal or first offer, easement, servitude, attachment or other transfer restriction.

“Management Agreement” means that certain Amended and Restated Management Agreement, dated as of November 10, 2006, by and among Berkshire Partners LLC, Weston Presidio Service Company LLC and Amscan Holdings, Inc.

“Marketing Period” means the first period of twenty (20) consecutive Business Days, commencing on or after the date of this Agreement throughout which and on the last day of which (i) Buyer shall have the Required Information and such Required Information is Compliant and (ii) the conditions set forth in Section 7.1(b) and clauses (a) and (b) of Section 7.2 (in either case, except to the extent by their terms to be satisfied at the Closing) have been satisfied, and the waiting period applicable to the Transactions under the HSR Act shall have expired or early termination shall have been granted; provided, however, that (1) if the Marketing Period has not ended on or prior to July 3, 2012, the Marketing Period shall commence no earlier than July 9, 2012, (2) if the Marketing Period has not ended on or prior to August 17, 2012, the Marketing Period shall commence no earlier than September 4, 2012, and (3) the Marketing Period shall end on any earlier date prior to the expiration of the twenty (20) consecutive Business Day period described above if the full amount of the Debt Financing is consummated on such earlier date. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) consecutive Business Day period, (A) the Company indicates its intent to restate any financial statements or material financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (i) and (ii) above would be satisfied throughout and on the last day of such new twenty (20) consecutive Business Day period or (B) the Required Information is not Compliant throughout and on the last day of such twenty (20) consecutive Business Day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced) (it being understood that to the extent prior to the end of the Marketing Period the Company obtains Knowledge that such Required Information is no longer Compliant pursuant to clause (i) of the definition of “Compliant,” the Company will promptly notify the Buyer and use commercially reasonable efforts to supplement such Required Information so that the Required Information (upon taking into account such supplement) is Compliant pursuant to clause (i) of such definition). If at any time the Company shall in good faith reasonably believe that it has provided all Required Information as required by clause (i) of the first sentence of this definition and such Required Information is Compliant, it may deliver to Buyer a written notice to that effect (stating the date it believes such Required Information was provided), in which case the Company shall be deemed to have complied with such clause (i) above unless Buyer in good faith reasonably believes the Company has not provided all Required Information or that such Required Information is not Compliant and, within five (5) Business Days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with specificity, to the extent reasonably practicable, which items of Required Information have not been provided or are not Compliant.

“Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on or change in the financial condition, assets, liabilities, business or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be a “Material Adverse Effect”: (a) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any region or country in which the Company or any Subsidiaries conducts business; (b) any Effect affecting the industries in which the Company and the Subsidiaries operate; (c) any Effect arising in connection with earthquakes, natural disasters beyond the control of the Company or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof; (d) any failure, in and of itself, by the Company or any Subsidiary to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (e) the failure of Buyer to consent to any of the actions contemplated in Section 6.2(b) following a request for such consent; (f) compliance with, or any action required to be taken by the Company or any Subsidiary under, the terms of this Agreement (other than the Company’s obligations pursuant to Section 6.2(a)); (g) any Effect that results from any action taken at the express prior request of Buyer or with Buyer’s prior consent; (h) the announcement of the execution of this Agreement, or the pendency of the Transactions; (i) any change in Law or GAAP or interpretation thereof, in each case after the date hereof; or (j) any breach by Buyer or Merger Sub of their obligations under this Agreement, unless, in the cases of clauses (a), (b), (c) or (i) above, such changes have had or would reasonably be expected to have a materially disproportionate impact on the financial condition, business or results of operations of the Company and the Subsidiaries, taken as a whole, relative to other affected participants in the industries in which the Company and the Subsidiaries operate (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect).

“Merger Consideration” means the Enterprise Value, plus Estimated Cash, plus the Estimated Working Capital Adjustment, plus the sum of the Aggregate Strike Prices of all vested in-the-money Options (including, for the avoidance of doubt, all such Options that vest in connection with the consummation of the Transactions) outstanding immediately prior to the Effective Time, minus the Estimated Debt.

“Net Exercise Value” means, for any vested in-the-money Option outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, all such Options that vest in connection with the consummation of the Transactions), (a) the product of (x) the shares of Common Stock issuable upon the exercise of such Option, multiplied by (y) the Closing Per Share Price, minus (b) the Aggregate Strike Price with respect to such Option.

“Net Working Capital” means the consolidated current assets of the Company and the Subsidiaries, including prepaid income taxes (excluding, to the extent included in such current assets, cash and cash equivalents, assets related to foreign currency exchange agreements, deferred tax assets, compensating cash balances used to secure outstanding letters of credit, prepaid management fees due to Berkshire Partners LLC and Weston Presidio Service Company LLC (or their respective assignees) pursuant to the Management Agreement and prepaid Company Transaction Expenses), reduced by the consolidated current liabilities of the Company and the Subsidiaries, including current liabilities for Taxes payable (determined without regard to any Tax deductions, Tax credits or other similar Tax attributes related to the transactions contemplated by this Agreement, and excluding deferred tax liabilities to the extent included in such current liabilities), in each case as determined in accordance with GAAP consistent with past practice and without giving effect to the Transactions. Any items taken into account in the calculation of Cash and Debt shall not be taken into account in the calculation of Net Working Capital. For illustrative purposes, an example of the calculation of Net Working Capital can be found on Schedule 1.1(a)(vi).

“Net Working Capital Peg” means $356,828,000.

“Option” means any outstanding option to purchase Class A Common Stock, including any options issued and outstanding pursuant to the Option Plan.

“Option Plan” means the Company’s 2004 Equity Incentive Plan, as amended from time to time.

“Optionholder” means a holder of an Option.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company and the Subsidiaries consistent with past practice, taken as a whole.

“Permits” means any approvals, authorizations, consents, licenses, franchises, permits or certificates of a Governmental Body and any other authorizations under any Law.

“Permitted Exceptions” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in current policies of title insurance with respect to the Owned Real Property which were made available to the Buyer prior to the date hereof; (b) Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided that adequate reserves are established therefor in accordance with GAAP; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Owned Real Property or the Real Property Lease so encumbered and that are not resulting from a breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law; (d) zoning, entitlement and other land use and environmental regulations by any Governmental Body (other than those resulting from violations of Law); (e) title of a lessor under a capital or operating lease; (f) non-exclusive licenses of Intellectual Property granted by the Company or any of the Subsidiaries in the Ordinary Course of Business and (g) such other imperfections in title, charges, easements, restrictions and encumbrances which would not materially impair the present use of the property subject thereto.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pro Rata Share” means, (a) with respect to any Stockholder, the quotient obtained by dividing (x) the aggregate number of outstanding shares of Common Stock held by such Stockholder immediately prior to the Effective Time (including for the avoidance of doubt, the Rollover Shares) by (y) the Fully Diluted Shares; (b) with respect to any Optionholder, the quotient obtained by dividing (x) the aggregate number of shares of Common Stock issuable upon exercise of all vested in-the-money Options (including, for the avoidance of doubt, all such Options that vest in connection with the consummation of the Transactions) held by such Optionholder immediately prior to the Effective Time by (y) the Fully Diluted Shares.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Subordinated Notes” means the 8.75% Senior Subordinated Notes due 2014 of Amscan Holdings, Inc.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of August 19, 2008, by and among AAH Holdings Corporation and the Stockholders (as defined therein).

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Tax” or “Taxes” means: (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (b) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (a) of this definition; and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Subsidiaries, or any of their respective Affiliates.

“Taxing Authority” means the IRS and any other Governmental Body exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Transaction Documents” means this Agreement and all other agreements and instruments to be executed by Buyer, Merger Sub, the Company and/or the Stockholders’ Representatives at or prior to the Closing pursuant to this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acquisition Proposal	6.14
Advent Representative	Preamble
Agreement	Preamble
Balance Sheet Date	4.7
Berkshire Representative	Preamble
Buyer	Preamble
Buyer Documents	5.2
Buyer Plans	6.8(a)
Buyer Related Parties	8.4(d)
Buyer Released Parties	9.14(a)
Buyer Releasing Parties	9.14(a)
Buyer Termination Fee	8.4(a)
Certificate of Merger	2.3
Certificates	2.7(a)
Claim	6.6(d)
Class A Common Stock	2.7(a)
Class B Common Stock	2.7(a)
Closing	2.2
Closing Cash	3.2(b)
Closing Date	2.2
Closing Debt	3.2(b)
Closing Statement	3.2(b)
Closing Working Capital	3.2(b)
Common Stock	2.7(a)
Company	Preamble
Company Benefit Plan	4.14(a)
Company Documents	4.2
Company Pension Plan	4.14(b)
Company Related Parties	8.4(d)
Company SEC Reports	Article IV

Term	Section

Confidentiality Agreement	6.5
Debt Commitment Letter	5.6(a)
Debt Commitments	5.6(a)
Debt Financing	5.6(a)
DGCL	Recitals
Dispute Notice	3.2(c)
Effective Time	2.3
Environmental Permits	4.18
Equity Commitment Letter	5.6(c)
Equity Commitments	5.6(c)
Equity Financing	5.6(c)
Equity Investors	5.6(c)
ERISA	4.14(a)
ERISA Affiliate	4.14(d)
Estimated Cash	3.2(a)
Estimated Debt	3.2(a)
Estimated Statement	3.2(a)
Estimated Working Capital	3.2(a)
Exchange Agent	3.1(a)
Existing ABL Agreement	1.1
Filing Due Date	6.11
Financial Statements	4.6
Financing	5.6(c)
Guarantors	Recitals
Indemnitees	6.6(a)
Indemnitors	6.6(b)
Independent Accountant	3.2(d)
Letter of Transmittal	3.1(b)
Limited Guarantee	Recitals
Material Contracts	4.13(a)
Merger	Recitals
Merger Sub	Preamble
Notes Redemption	3.1(e)
Optionholder Acknowledgement	3.1(d)
Owned Real Property	4.10(b)
Personal Property Leases	4.11
Post-Closing Representation	9.10
Preferred Stock	4.4(a)
Purchase Price Adjustment	3.2(e)
Real Property Lease	4.10(a)
Related Party Agreement	4.20
Replacement Financing	6.9(c)
Required Amount	5.6(d)

Term	Section

Required Information	6.9(d)
Required Knowledge	6.10(d)
Requisite Section 280G Approval	6.17
Requisite Section 280G Waiver	6.17
Rollover Investment	5.6(b)
Rollover Investors	5.6(b)
Rollover Letter	5.6(b)
Rollover Share	2.7(e)
Section 280G Payments Seller Group	6.17 9.10
Specified Documents	9.5
Stockholder	2.7(a)
Stockholder Approval	Recitals
Stockholder Rep Released Parties	9.14(b)
Stockholder Rep Releasing Parties	9.14(b)
Stockholders’ Representatives	Preamble
Surviving Corporation	2.1
Termination Date	8.1(a)
Waiving Parties	9.10
WP Representative	Preamble

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Exhibits or Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any Schedule) is or is not material for purposes of this Agreement.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on a particular section or subsection of the Schedules with respect to any representation and warranty set forth herein shall be deemed disclosed and incorporated by reference in any other section or subsection of the Schedules with respect to any other representation or warranty set forth herein to the extent such matter or item is disclosed in such a way as to make its relevance to the information called for by such other section or subsection of the Schedules reasonably apparent on its face. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would reasonably be expected to have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER; CLOSING

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on a date to be specified by the parties, which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, 02199-3600, unless another time, date or place is agreed to in writing by the parties hereto. Notwithstanding the preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions (subject to the satisfaction or waiver of such conditions on that date) that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Buyer on no less than two (2) Business Days prior notice to the Company and (ii) the second Business Day immediately following the final Business Day of the Marketing Period. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). On the Closing Date, the Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation and the Bylaws, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.6 hereof).

2.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Conversion of Stock and Options.

(a) Subject to the adjustment provisions of Section 3.2, each share of Class A Common Stock, $0.01 par value per share, of the Company (“Class A Common Stock”), and each share of Class B Common Stock, $0.01 par value per share, of the Company (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”), in each case issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) to be canceled in accordance with Section 2.7(c), (ii) owned by the Company, by Buyer or by a subsidiary of either the Company or Buyer including, for the avoidance of doubt, the Rollover Shares or (iii) held by any Stockholder who is entitled to and properly demands an appraisal of such shares pursuant to, and complies in all respects with the relevant provisions of, the DGCL) shall be converted into the right to receive the Closing Per Share Price in cash, payable to the holder thereof without interest in accordance with Section 3.1. From and after the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates (a “Stockholder”), which represented Common Stock immediately prior to the Effective Time (the “Certificates”), shall cease to have any rights with respect thereto, except the right to receive the Closing Per Share Price therefor, as adjusted pursuant to Section 3.2, if applicable, and without interest thereon.

(b) Effective as of the Effective Time, (i) each vested in-the-money Option outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, each in-the-money Option that vests in connection with the consummation of the Transactions) shall be automatically canceled in exchange for a cash payment from the Surviving Corporation to the holder thereof, subject to the adjustment provisions of Section 3.2, equal to the Net Exercise Value in respect of such vested in-the-money Option (such payment to be net of applicable Taxes withheld pursuant to Section 3.3) and (ii) each Option that is not a vested in-the-money Option immediately prior to the Effective Time shall be automatically canceled and extinguished without payment of any consideration therefor and without any further action on the part of the Company. Notwithstanding anything to the contrary herein, with respect to each performance-based Option, only the “Earned Shares” (as defined in the applicable option agreement) portion of such Option shall be eligible to be treated as a “vested in-the-money Option” for purposes of this Agreement, including clause (i) of the foregoing sentence and the definition of Fully Diluted Shares in Section 1.1.

(c) Each share of Common Stock owned by the Company as treasury stock that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished without payment of any consideration therefor and without any further action on the part of the Company.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation so that, immediately after the Effective Time, the stockholder of Merger Sub immediately prior to the Effective Time shall be the holder of all of the issued and outstanding capital stock of the Surviving Corporation.

(e) Notwithstanding anything in this Agreement to the contrary, each Rollover Investor shall, immediately prior to the Effective Time, contribute that certain number of shares of issued and outstanding Common Stock expressly designated in the Rollover Letter as “Rollover Shares” (each such share, a “Rollover Share”) and that are owned, beneficially or of record by a Rollover Investor, to Buyer, which is the parent of PC Intermediate Holdings, Inc., which is the parent of Merger Sub, in exchange for that certain number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share of Buyer, as described in and subject to the terms and conditions set forth in the Rollover Letter.

2.8 No Further Rights of Transfers. At and after the Effective Time, each Stockholder and Optionholder shall cease to have any rights as a stockholder or option holder, as the case may be, of the Company, except as otherwise required by applicable Law and except for, (a) in the case of a holder of a certificate representing shares of Common Stock (other than shares of Common Stock to be canceled pursuant to Section 2.7(c)), the right to surrender such certificate in exchange for payment in accordance with Articles II and III, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation and (b) in the case of an Optionholder, the right to receive the cash payment, if any, to be made pursuant to Section 2.7(b) in respect of the Options held by such Optionholder immediately prior to the Effective Time. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time, the stock ledger of the Company with respect to the shares of Common Stock shall be closed.

2.9 Lost Certificates. If any certificate or other instrument that, immediately prior to the Effective Time, represented any of the Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such certificate or instrument to be lost, stolen or destroyed and an indemnity reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation or any of its Affiliates with respect to such certificate or instrument, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, deliver in exchange for such lost, stolen or destroyed certificate or instrument the Closing Per Share Price with respect to each share of Common Stock formerly represented thereby, as adjusted pursuant to Section 3.2, if applicable.

ARTICLE III

MERGER CONSIDERATION

3.1 Exchange Agent; Exchange Procedures and Certificates; Closing Date Payments by Buyer.

(a) Exchange Agent. Wells Fargo, N.A. shall act as exchange agent hereunder (in such capacity, the “Exchange Agent”) for the payment and delivery of amounts payable in exchange for shares of Common Stock due hereunder. The Exchange Agent shall hold the portion of the Merger Consideration payable to each Stockholder and received from Buyer pursuant to this Agreement in trust for the benefit of such Stockholders.

(b) Exchange Procedures and Certificates. As of the Effective Time and upon surrender by each Stockholder to the Exchange Agent of the Certificate or Certificates representing shares of Common Stock, duly endorsed or accompanied by duly executed stock transfer powers and a duly executed letter of transmittal in a form to be mutually agreed to by the parties (the “Letter of Transmittal”), such Stockholder shall be entitled to receive, subject to the terms and conditions hereof and thereof, an amount equal to the product of (i) the Closing Per Share Price and (ii) the number of shares of Common Stock held by such Stockholder as represented by such Certificate or Certificates, and the Certificates so surrendered shall forthwith be canceled, and such amount shall be paid in cash into the account which has been designated by each such Stockholder in such Stockholder’s Letter of Transmittal. Until surrendered as contemplated by this Section 3.1(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, such Stockholder’s Pro Rata Share of the Merger Consideration. No interest will be paid or will accrue on any amount payable upon surrender of any Certificate.

(c) Payments in respect of Common Stock. On the Closing Date, Buyer shall pay directly to the Exchange Agent (or directly to the account of each Stockholder as directed by the Exchange Agent), which shall receive such payment on behalf of and for the benefit of the Stockholders, an aggregate amount of cash equal to the product of (i) the Closing Per Share Price and (ii) the aggregate number of shares of Common Stock held by all Stockholders at the Effective Time.

(d) Payments in respect of Options. On the Closing Date, upon the terms and conditions of this Agreement, (i) Buyer shall pay to the Company an amount equal to the aggregate Net Exercise Value payable to all Optionholders and (ii) the Surviving Corporation shall pay to each Optionholder following receipt of an optionholder acknowledgment in the form attached hereto as Exhibit A (the “Optionholder Acknowledgment”) the applicable amount, if any, to be paid to such Optionholder in accordance with Section 2.7(b), after deduction of applicable Taxes pursuant to Section 3.3, such payments to be made within five (5) Business Days following the Surviving Corporation’s receipt of an Optionholder Acknowledgment from such Optionholder.

(e) On the Closing Date, upon the terms and conditions of this Agreement, Buyer shall pay, or cause to be paid, on behalf of the Company and the Subsidiaries, the amount required to repay all Debt arising under the Existing Credit Agreements and outstanding as of immediately prior to the Closing. On the Closing Date, Buyer shall cause the Surviving Corporation to issue the notice of redemption with respect to, and take all other actions necessary and sufficient to redeem, the Senior Subordinated Notes in connection with the satisfaction and discharge of the indenture governing such notes (the “Notes Redemption”). The Company shall procure and obtain and deliver to Buyer a debt payoff letter evidencing the full satisfaction and repayment of all amounts owing under the Existing Credit Agreements, as well as a release, reasonably satisfactory to Buyer of all mortgages which secure the Existing Credit Agreements.

3.2 Adjustment to Closing Per Share Price.

(a) Not later than three (3) Business Days prior to the Closing Date, the Company shall provide Buyer with a written statement (the “Estimated Statement”) reflecting the Company’s good faith estimate of Cash as of the close of business on the day immediately prior to the Closing Date (the “Estimated Cash”), a good faith estimate of the Closing Working Capital (the “Estimated Working Capital”) and a good faith estimate of the Closing Debt (the “Estimated Debt”), each based upon the accounting books and records of the Company and the Subsidiaries. The Estimated Statement shall be binding on the Company, on the one hand, and Buyer, on the other hand, for purposes of this Section 3.2(a) and shall be used to determine the Closing Per Share Price. Notwithstanding the foregoing, in the event that the Estimated Working Capital Adjustment is in excess of $100,000,000, such excess amount (the “Working Capital

Excess”) shall not be required to be paid at the Closing. The Working Capital Excess shall be payable in connection with the payment of the Final Working Capital Adjustment component of the Purchase Price Adjustment, if any, in accordance with the provisions of Section 3.2(f) hereof.

(b) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Stockholders’ Representatives a statement (the “Closing Statement”) setting forth: (i) Cash as of the close of business on the day immediately prior to the Closing Date (“Closing Cash”) and underlying documentation supporting the Closing Cash; (ii) Net Working Capital as of the close of business on the day immediately prior to the Closing Date (“Closing Working Capital”) and underlying documentation supporting the Closing Working Capital; and (iii) Debt as of the close of business on the day immediately prior to the Closing (the “Closing Debt”) and underlying documentation supporting the Closing Debt.

(c) During the sixty (60) day period following delivery of the Closing Statement to the Stockholders’ Representatives, the Stockholders’ Representatives and their advisors shall have the right, upon reasonable notice to the Company, to reasonable access to the Company’s books and records, appropriate staff members and such other information as the Stockholders’ Representatives shall reasonably request in order to review the Closing Statement. The Closing Statement (and the computation of Closing Cash, Closing Working Capital and Closing Debt) delivered by Buyer to the Stockholders’ Representatives shall be conclusive and binding on all parties unless the Stockholders’ Representatives, within sixty (60) days after delivery of the Closing Statement, deliver a notice to Buyer stating that the Stockholders’ Representatives disagree with such calculation and specifying in reasonable detail those items or amounts as to which the Stockholders’ Representatives disagree and the basis therefor (any such notice, a “Dispute Notice”). The Stockholders’ Representatives shall be deemed to have agreed with all other items and amounts contained in the Closing Statement, and the calculation of Closing Cash, Closing Working Capital or Closing Debt, as applicable, delivered pursuant to Section 3.2(b) that are not the subject of a Dispute Notice.

(d) If a Dispute Notice is duly delivered pursuant to Section 3.2(c), the Stockholders’ Representatives and Buyer shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Cash, Closing Working Capital and Closing Debt, as applicable. If during such period, the Stockholders’ Representatives and Buyer are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm on which the Stockholders’ Representatives and Buyer mutually agree (the “Independent Accountant”), to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Cash, Closing Working Capital and Closing Debt, as applicable (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator and shall not have any authority to interpret any provision of this Section 3.2 or any other provision of this Agreement). Buyer and each of the Stockholders’ Representatives agree that it shall not engage, or agree to engage the Independent Accountant to perform any new services other than as the Independent Accountant pursuant hereto until the Closing Statement and the calculation of Closing Cash, Closing Working Capital and Closing Debt, as applicable, have been finally determined pursuant to this Section 3.2. Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. Buyer and the Stockholders’ Representatives shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement, and the Stockholders’ Representatives’ calculation of Closing Cash, Closing Working Capital or Closing Debt, as the case may be, as to which the Stockholders’ Representatives have disagreed in their Dispute Notice duly delivered pursuant to Section 3.2(c). The Independent Accountant’s determination on each item in dispute shall not be greater than the greater value for such item claimed by either the Stockholders’ Representatives or Buyer or less than the lower value for such item claimed by either the Stockholders’ Representatives or Buyer. The Stockholders’ Representatives and Buyer shall direct the Independent Accountant to deliver to the Stockholders’ Representatives and Buyer, as promptly as practicable (but in any case no later than thirty (30) days from the date of its engagement), a report setting forth such calculation. Such report shall be final and binding upon Stockholders’ Representatives and Buyer, shall be deemed a final arbitration award that is binding on Buyer and the Stockholders’ Representatives, and neither Buyer nor the Stockholders’ Representatives shall seek further recourse to courts or other tribunals, other than to enforce such report. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Stockholders’ Representatives’ position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Stockholders and Optionholders.

(e) The “Purchase Price Adjustment” will equal the sum of the Final Cash Adjustment, plus the Final Working Capital Adjustment, minus the Final Debt Adjustment; provided, however, that if the absolute value of such sum is $250,000 or less, then the Purchase Price Adjustment shall be deemed to be zero, and no payment shall be made pursuant to Section 3.2(f). If the Purchase Price Adjustment is a positive number, Buyer shall pay to the Exchange Agent for benefit of the Stockholders and to the Surviving Corporation for the benefit of the Optionholders the aggregate amount of the Purchase Price Adjustment for further distribution to such Stockholders and Optionholders in accordance with their respective Pro Rata Shares. If the Purchase Price Adjustment is a negative number, the Stockholders’ Representatives shall cause to be paid to Buyer in the manner provided in Section 3.2(f) the amount equal to the absolute value of the Purchase Price Adjustment. To the extent the parties are in agreement that an amount should be paid either to (i) Buyer or (ii) the Stockholders’ Representatives on behalf of the Stockholders, and any dispute to be resolved under Section 3.2(d) relates only to the quantum of such amount, the amount not in dispute (being the lower of the amount proposed by Buyer and the amount proposed by the Stockholders’ Representatives) shall be paid promptly to the appropriate party and any subsequent amount shall be paid in accordance with the final determination by the Independent Accountant of such amount and any remaining disputed items.

(f) Any payment pursuant to Section 3.2(e) shall be made at a mutually convenient time and place within five (5) Business Days after each of Final Cash, Final Working Capital and Final Debt have been finally determined by wire transfer by Buyer or the Stockholders’ Representatives, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. All payments under this Section 3.2 shall be without interest, except that any amounts not paid when required by this Section 3.2 shall bear interest from the date due pursuant to this Section 3.2(f) to, and including, the date of payment at the Interest Rate.

(g) Buyer acknowledges and waives any actual or potential conflict of Company staff members assisting the Stockholders’ Representatives as described in this Section 3.2 and will not, and will cause the Company to not, prevent such access by the Stockholders’ Representatives.

(h) To ensure that the Stockholders’ Representatives satisfy their obligations pursuant to Section 3.2(e), the Stockholders’ Representatives each hereby covenant and agree that from and after the Closing until the payment in full of the Purchase Price Adjustment in accordance with Section 3.2(f), the Stockholders’ Representatives shall each not dissolve, liquidate or wind up their affairs and shall maintain or have funds available of, in the aggregate, a cash balance from time to time of not less than $15,000,000.

3.3 Withholding Rights. The Company or the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to Articles II and III, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) set forth on the Schedules attached hereto or (y) disclosed in the Form S-1 filed by the Company with the SEC on April 22, 2011, as the same has been amended prior to the date of this Agreement, or any forms, documents or reports filed by Amscan Holdings, Inc. with, or furnished by Amscan Holdings, Inc. to, the SEC on or after April 22, 2011 and prior to the date of this Agreement (in each case other than disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” to the extent such disclosures are general in nature or cautionary, predictive or forward-looking in nature) (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Reports”), the Company hereby represents and warrants to Buyer and Merger Sub that:

4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the Certificate of Incorporation and the Bylaws as in effect on the date hereof.

4.2 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the Company Documents and the consummation by the Company of the Merger and other Transactions have been duly authorized by the board of directors of the Company, and no other corporate action on the part of the Company (other than (i) the Stockholder Approval, (ii) as required by the DGCL and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Merger and other Transactions. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Certificate of Incorporation or the Bylaws; (ii) any Contract, or Permit to which the Company or any of the Subsidiaries is a party; (iii) any Order applicable to the Company or any of the Subsidiaries or by which any of the properties or assets of the Company or any of the Subsidiaries are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be material to the Company and its Subsidiaries taken as a whole and would not prevent, materially alter or materially delay any of the Transactions.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any of the Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, or the consummation by the Company of the Transactions, except for (i) filings required under and in compliance with the applicable requirements of the HSR Act and the other Antitrust Laws as described on Schedule 4.3(b); (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (iii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be material to the Company and its Subsidiaries taken as a whole and would not prevent, materially alter or materially delay any of the Transactions.

4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 80,000,000 shares of Class A Common Stock, (ii) 30,400,000 shares of Class B Common Stock and (iii) 10,000 shares of Preferred Stock, $0.01 par value per share, of the Company (“Preferred Stock”). As of the date hereof: (i) there are 20,261.80 shares of Class A Common Stock issued and outstanding, of which no shares of Class A Common Stock are held by the Company as treasury stock; (ii) there are 11,918.71 shares of Class B Common Stock issued and outstanding, of which no shares of Class B Common Stock are held by the Company as treasury stock; (iii) there are no shares of Preferred Stock issued and outstanding and (iv) there are 3,675.27 Options issued and outstanding. All shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights.

(b) Other than the Options described in Section 4.4(a)(ii) above, there is no outstanding option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company. Prior to the date hereof, the Company has made available to Buyer a copy of each form of equity award agreement that evidences a grant of Options, and, to the extent that any award has been granted that is evidenced by an award agreement that deviates from such forms, the Company has made available to Buyer a copy of such award agreement. Other than the Stockholders Agreement, the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Common Stock of the Company.

4.5 Subsidiaries.

(a) Schedule 4.5(a) sets forth the name of each of the Subsidiaries, and, with respect to each Subsidiary: (i) the jurisdiction in which it is incorporated or organized; (ii) the number of shares of its authorized capital stock or membership interests; and (iii) the number and class of shares or membership interests thereof duly issued and outstanding, the names of all holders thereof and the number of shares of stock or membership interests held by each such holder. Each of the Subsidiaries is a duly organized and validly existing corporation or other entity in good standing to the extent such concepts are recognized under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate (or similar entity) power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Each of the Subsidiaries is duly qualified, licensed or authorized to do business as a foreign corporation or entity and is in good standing to the extent such concepts are recognized under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Buyer copies of the organizational documents of each of the Subsidiaries as currently in effect.

(b) The outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens. There is no outstanding option, warrant, call, right or Contract to which any of the Subsidiaries is a party requiring, and there are no convertible securities of any of the Subsidiaries outstanding which upon conversion would require, the issuance of any shares of capital stock or other securities of any of the Subsidiaries or other securities convertible into shares of capital stock or other equity interests of any of the Subsidiaries. Neither the Company nor any of the Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than the Subsidiaries.

4.6 Financial Statements. The Company has made available to Buyer copies of: (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2011, 2010 and 2009 and the related audited consolidated statements of income and of cash flows of the Company and the

Subsidiaries for the years then ended; and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at March 31, 2012 and the related consolidated statements of income and cash flows of the Company and the Subsidiaries for the three (3) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto, each of the Financial Statements has been prepared in accordance with GAAP consistently applied, with the exception of the absence of normal year-end audit adjustments and footnotes in the unaudited financial statements, and fairly presents (or will fairly present, in the case Monthly Financials) in all material respects the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein.

4.7 No Undisclosed Liabilities. Neither the Company nor any of the Subsidiaries has any liabilities of any kind that would have been required to be reflected in or reserved against on a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP, other than liabilities: (i) reflected in or reserved against on the balance sheet of the Company and the Subsidiaries as of December 31, 2011 (the “Balance Sheet Date”); (ii) incurred in the Ordinary Course of Business after the Balance Sheet Date; (iii) incurred as contemplated by this Agreement or otherwise in connection with the Transactions; (iv) that have been discharged or paid off since the Balance Sheet Date or (v) that are not material to the Company and the Subsidiaries individually or in the aggregate. Neither the Company nor any of its Subsidiaries has any off-balance sheet arrangement as would be required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act.

4.8 Absence of Certain Developments. Since the Balance Sheet Date: (i) except as contemplated by this Agreement, the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business; (ii) there has not been any event, change, occurrence or circumstance that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) except as contemplated by this Agreement and except for the Transactions, neither the Company nor any of the Subsidiaries has taken any action that would, after the date hereof, be prohibited or omitted to take any action that would, had it been taken after the date hereof, be required, as the case may be, by Section 6.2.

4.9 Taxes.

(a) Each of the Company and the Subsidiaries has timely filed (taking into account any applicable extensions) all Federal, state and foreign income and other material Tax Returns required to be filed by it and has paid all income and other material Taxes required to be paid by it and all such Tax Returns are correct and complete in all material respects. All material amounts of Taxes required to be withheld by the Company or any of the Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority. No deficiencies for any material amounts of Taxes have been proposed, asserted or assessed in writing against the

Company or any of the Subsidiaries that are still pending. No requests for waivers of the time to assess any such Taxes have been made that are still pending. No income Tax Return of the Company or the Subsidiaries is under current examination by the IRS or by any state or foreign Taxing Authority. Neither the Company nor any of the Subsidiaries is liable for the Taxes of any other person as a result of any indemnification provision or other contractual obligation (other than those contained in agreements the primary purpose of which does not relate to Taxes).

(b) There are no Tax liens upon any property or assets of the Company or its Subsidiaries except statutory liens for current Taxes not yet due and payable or for which reserves have been established on the Balance Sheet in accordance with GAAP. No claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(c) The Company and its Subsidiaries have delivered or otherwise made available (including through the posting of such documents in the electronic data-room) to the Buyer complete copies of (i) all federal and other requested material state and foreign income Tax Returns filed by the Company and its Subsidiaries for taxable periods commencing after January 1, 2008, and (ii) any audit report issued within the last three years relating to any federal income Taxes due from or with respect to the Company or any Subsidiary.

(d) Neither the Company nor any Subsidiary has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any substantially similar provision of applicable state or foreign income Tax law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Tax Returns of the Company or any Subsidiary for Tax periods commencing after January 1, 2009, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any substantially similar provision of applicable state or foreign income Tax law with respect to the Company or any Subsidiary, or (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(e) Neither the Company nor any of the Subsidiaries (i) has, at any time after January 1, 2006 been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent or (ii) is subject to any private letter rulings from the Internal Revenue Service or any comparable pronouncements of any other taxing authorities.

(f) Neither the Company nor any of its Subsidiaries (i) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code that occurred after December 31, 2009, (ii) has engaged in any “intercompany transactions” in respect of which material gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any substantially similar provision of applicable state or foreign law, or (iii) has any material amount of “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any substantially similar provision of applicable state or foreign law.

(g) There is no material amount of taxable income of the Company that will be required under U.S. federal or other applicable state or foreign income Tax law to be reported by the Buyer or any of its Affiliates for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(h) The Company and the Subsidiaries have disclosed on their United States federal income Tax Returns all material positions therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(e)(1)(A)(ii) of the Code.

4.10 Real Property.

(a) Schedule 4.10(a) sets forth a complete list of all leases of real property by the Company or a Subsidiary involving annual payments in excess of $250,000 (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee. To the Knowledge of the Company, no event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material default by the Company or any of the Subsidiaries under any of the Real Property Leases. None of the Company or any of the Subsidiaries sublease, license or otherwise grant any Person any interest in any Real Property Lease.

(b) Schedule 4.10(b) sets forth a complete list of all real property owned by the Company or any of the Subsidiaries (“Owned Real Property”). Either the Company or a Subsidiary owns good, valid and marketable title in fee simple to the Owned Real Property, free and clear of all Liens other than Permitted Exceptions. None of the Company or any of the Subsidiaries lease, license or otherwise grant any Person any interest in the Owned Real Property. None of the Company or any of the Subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending with respect to the Owned Real Property.

4.11 Tangible Personal Property. Schedule 4.11 sets forth all leases of personal property by the Company or a Subsidiary (“Personal Property Leases”) involving annual payments in excess of $250,000. Neither the Company nor any of the Subsidiaries has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company or any of the Subsidiaries under any of the Personal Property Leases. The Company and the Subsidiaries own good, valid and marketable title to, hold pursuant to valid leases or otherwise have the valid and legal right to use, all of their material tangible personal property shown to be owned by them on the unaudited consolidated balance sheet of the Company and the Subsidiaries as at the Balance Sheet Date (except for such personal property sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of all Liens, except for Permitted Exceptions.

4.12 Intellectual Property.

(a) Schedule 4.12(a) contains an accurate and complete list of all material registered Intellectual Property and applications therefor owned or filed by the Company or any of the Subsidiaries. All Intellectual Property required to be set forth on Schedule 4.12(a) is valid, subsisting, and to the Knowledge of the Company, enforceable. The Company and the Subsidiaries solely and exclusively own or have valid licenses to use all Intellectual Property used or held for use by them in the Ordinary Course of Business, in each case, free and clear of all Liens other than Permitted Exceptions and except to the extent the failure to be the owner or the valid licensee would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the Knowledge of the Company: (i) the Company and the Subsidiaries, and the conduct, operation, products and services of their businesses as currently conducted, have not and do not infringe, dilute, misappropriate or otherwise violate any material Intellectual Property rights of any third Person; (ii) no third Person has infringed, diluted, misappropriated or otherwise violated any material Intellectual Property rights of the Company or any Subsidiary; (iii) the material Intellectual Property listed on Schedule 4.12(a) is not the subject of any challenge received by the Company or any of the Subsidiaries in writing; and (iv) neither the Company nor any of the Subsidiaries has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material license of Intellectual Property to which the Company or any of the Subsidiaries is a party or by which it is bound. The Company and each Subsidiary is in compliance with its respective posted privacy policies relating to personally identifiable information.

(c) Following the Closing, the Company and each Subsidiary will have the right to exercise all of its current rights under agreements granting rights under Intellectual Property, Software and other Technology of a third Person to the same extent and in the same manner they would have been able to had the transaction contemplated by this Agreement not occurred, and without the payment of any additional consideration as a result of such transaction and without the necessity of any third Person consent as a result of such transaction.

4.13 Material Contracts.

(a) Schedule 4.13(a) sets forth all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which it is bound, in each case as of the date of this Agreement (collectively, the “Material Contracts”):

(i) Contracts with any Stockholder, Optionholder or any current officer or director of the Company or any of the Subsidiaries (other than Company Benefit Plans);

(ii) Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;

(iii) (A) all collective bargaining agreements and (B) all employment or consulting agreements pursuant to which services are rendered to the Company or any of the Subsidiaries, which are likely to involve payments by or on behalf of the Company or any of the Subsidiaries in excess of $250,000 per year;

(iv) Contracts providing individually on in the aggregate for the payment of any retention, change of control, transaction or similar bonus in excess of $100,000;

(v) Contracts for the sale of any of the assets of the Company or any of the Subsidiaries within the last five (5) years, in each case for consideration in excess of $500,000 (other than sales or dispositions of inventory or other assets in the Ordinary Course of Business);

(vi) Contracts relating to any acquisition made by the Company or any of the Subsidiaries of any operating business or the capital stock of any other Person, in each case (A) for consideration in excess of $1,000,000 and (B) that contain any representations, warranties, covenants, indemnities or other obligations that are still in effect;

(vii) joint venture, partnership or other similar agreement involving an investment by the Company or any of the Subsidiaries with a third party;

(viii) Contracts between the Company or any of the Subsidiaries on the one hand and any Affiliate of the Company or any of the Subsidiaries (other than a Contract with the Company or any of the other Subsidiaries) on the other hand;

(ix) Contracts containing covenants restricting or limiting in any material respect the ability of the Company or any of the Subsidiaries to compete in any business with any Person or carry on business in any geographic area;

(x) Contracts pursuant to which one or more of the Company or any of the Subsidiaries is reasonably expected to deliver products or perform services with a value in excess of $500,000 per year and which cannot be canceled by the Company or such Subsidiaries, as applicable, within 30 days, except for customer purchase orders received in the Ordinary Course of Business;

(xi) all material Licenses and all other Contracts to which any the Company or any of the Subsidiaries is a party containing an obligation or liability of the Company or any Subsidiary to make any payments in excess of $500,000 per year by way of royalties, fees or other payments to any third Person with respect to any Intellectual Property, Software and other Technology; and

(xii) Contracts pursuant to which one or more of the Company or any of the Subsidiaries is reasonably expected to pay for goods and services to be delivered or performed in excess of $500,000 per year and which cannot be canceled by the Company or such Subsidiaries, as applicable, within 30 days, except for purchase orders issued in the Ordinary Course of Business; and

(xiii) Contracts (1) relating to the incurrence of Debt, or the making of any loans by the Company or any of the Subsidiaries, (2) in which any Person has any liability or obligation constituting or giving rise to a Guarantee of any liability or obligation of the Company or any of the Subsidiaries (other than a Guarantee of a liability of the Company or any of the other Subsidiaries) or (3) one or more of the Company or any of the Subsidiaries have any liability or obligation under any letter of credit, in each case involving any Debt or liability in excess of $250,000; and

(xiv) Contracts pursuant to which the Company or any of the Subsidiaries incurred an obligation that is still in effect to pay any amounts in excess of $250,000 in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii).

(b) Each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, and, to the Knowledge of the Company, of each counterparty thereto and is in full force and effect, except for such failures to be legal, valid and binding or in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Buyer correct, complete and current copies of each Material Contract, together with all amendments, modifications or supplements thereto. Each of the Material Contracts is the legal, valid and binding obligation of the Company or Subsidiary which is a party thereto, and, to the Knowledge of the Company, of the other parties thereto, and is in full force and effect and enforceable against the Company or such Subsidiary and, to the Knowledge of the Company, each other party thereto, in each case in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty, except where the failure to remain in full force and effect without penalty would not be material to the Company and the Subsidiaries taken as a whole. Neither the Company nor any of the Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in material breach of, or in material default under, any such Material Contract, and no event has occurred within the last twelve (12) months that with notice or lapse of time or both would constitute such a material breach or material default thereunder by the Company or any of the Subsidiaries, or, to the Knowledge of the Company, any other party thereto.

4.14 Employee Benefits Plans.

(a) Schedule 4.14(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other material employee plan, program, policy, agreement or arrangement (other than any plan, program, policy, agreement or arrangement required to be maintained by Law), whether or not subject to ERISA, maintained, sponsored or contributed to by the Company or any of the Subsidiaries or with respect to which the Company or any of the Subsidiaries has any obligation to maintain, sponsor or contribute in each case for the benefit of current or former employees, directors or consultants or with respect to which the Company or any of the Subsidiaries has any direct or indirect liability, whether contingent or otherwise (each, a “Company Benefit Plan”). The Company has made available to Buyer correct and complete copies of: (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof); (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required); (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required; and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been established, administered and maintained in compliance in all material respects with its terms and with all applicable Laws, including ERISA and the Code.

(b) (i) All Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) has received, is covered by or has applied for a favorable determination or opinion letter; and (ii) to the Knowledge of the Company no event has occurred since the date of the most recent determination or opinion letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan. The Company has made available to Buyer a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c) All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been made or have been reflected on the unaudited consolidated balance sheet of the Company and the Subsidiaries as at the Balance Sheet Date.

(d) Neither the Company nor any of the Subsidiaries has incurred any material (i) current or (ii) projected liability in respect of post-employment health, medical or life insurance benefits for any current or former employees, consultants or directors of the Company or the Subsidiaries, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) and at such individual’s expense. Neither the Company nor any of the Subsidiaries nor any other entity which, together with the Company or any of the Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six (6) years sponsored, maintained, contributed to or had any liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, and neither the Company nor any of the Subsidiaries nor any of their respective ERISA Affiliates has within the last six (6) years sponsored or contributed to, or had any liability or obligation in respect of, any such multiemployer plan.

(e) No action or other Claim with respect to any Company Benefit Plan (other than routine claims for benefits) that, individually or in the aggregate, has resulted or would reasonably be expected to result in material liability to the Company or any of the Subsidiaries is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no event has occurred and no condition exists that would, directly or by reason of the Company’s or any Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of the Subsidiaries to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws with respect to any “employee benefit plan” within the meaning of Section 3(3) of ERISA. Each Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) complies in all material respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(f) The execution and delivery of this Agreement and the consummation of the Transactions (either alone or in combination with any other event) will not (i) materially increase the compensation or benefits payable by the Company or the Subsidiaries under any Company Benefit Plan, (ii) result in any acceleration of the time of payment or vesting of any material compensation or benefits payable by the Company or the Subsidiaries under any Company Benefit Plan or otherwise accelerate or increase any material liability of the Company or the Subsidiaries under any Company Benefit Plan, or (iii) except as set forth on Schedule 4.14(f)(iii), result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) All Company Benefit Plans maintained primarily for the benefit of employees whose services for the Company or the Subsidiaries are exclusively or primarily performed outside the United States (i) have been established, maintained and administered in material compliance with their terms and all applicable Laws of any controlling Governmental Body, (ii) have, to the extent required, been registered and maintained in good standing with the applicable regulatory authorities, and (iii) are fully funded and/or book reserved, if applicable, based upon reasonable actuarial assumptions, in each case, except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries.

4.15 Labor.

(a) Neither the Company nor any of the Subsidiaries is a party to any labor or collective bargaining agreement.

(b) There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees.

(c) During the three (3) year period preceding the date of this Agreement there has not been, nor is there pending or, to the Knowledge of the Company, threatened in writing, any material labor dispute between the Company or any Subsidiary and any labor organization, or any strike, work stoppage, work slowdown or lockout involving any employee of, or affecting, the Company or any Subsidiary. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of the Subsidiaries, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Company and the Subsidiaries are in compliance in all material respects with all applicable Laws relating to terms and conditions of employment, labor relations, wages and hours, equal employment opportunities, fair employment practices, immigration and occupational health and safety. To the Knowledge of the Company, no individual who has performed services for the Company or the Subsidiaries has been improperly excluded from participation in any Company Benefit Plan. Neither the Company nor any of the Subsidiaries has any material direct or indirect liability, whether actual or contingent, with respect to the misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than as non-exempt, or with respect to any employee leased from another employer. There has not been a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local laws) with respect to the Company or the Subsidiaries within the six (6) months preceding the date of this Agreement.

4.16 Litigation. Except as set forth on Schedule 4.16, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company, the Subsidiaries or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Subsidiaries), in each case with an amount in controversy in excess of $100,000 before any Governmental Body. None of the Subsidiaries or any of their respective assets or properties or, to the Knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Subsidiaries) is subject to any Order material to the Company and the Subsidiaries taken as a whole.

4.17 Compliance with Laws; Permits.

(a) The Company and the Subsidiaries are and for the last five (5) years have been in compliance in all material respects with all Laws of any Governmental Body applicable to their respective businesses, operations or real property. Neither the Company nor any of the Subsidiaries has received (i) any written notice from any Governmental Body or other licensing authority of or been charged with the actual, alleged, possible or potential violation of or failure to comply with any Laws or (ii) any revocation, cancellation, rescission, withdrawal, suspension, termination or modification of any of the Permits, in each case under clauses (i) and (ii) of this Section 4.17(a), which would reasonably be expected to result in material liability to the Company and the Subsidiaries, taken as a whole.

(b) The Company and the Subsidiaries currently have all Permits which are required for and material to the operation of their respective businesses as presently conducted and all such Permits are in full force and effect. Neither the Company nor any of the Subsidiaries is in default or violation of any term, condition or provision of any Permit to which it is a party, except for such default or violation as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.18 Environmental Matters. The representations and warranties contained in this Section 4.18 are the sole and exclusive representations and warranties of the Company pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws. Except for those matters that would not reasonably be expected to result, individually or in the aggregate, in the Company or any of the Subsidiaries incurring material liabilities or obligations under Environmental Laws, (i) the operations of the Company and each of the Subsidiaries are and have been for the last five (5) years in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business as presently conducted (“Environmental Permits”); (ii) neither the Company nor any of the Subsidiaries is subject to any pending, or to the Knowledge of the Company, threatened claim or Legal Proceeding alleging that the Company or any of the Subsidiaries may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law or Environmental Permit; (iii) to the Knowledge of the Company, there are no pending or threatened investigations of the businesses of the Company or any of the Subsidiaries, or any currently or previously owned or leased property of the Company or any of the Subsidiaries under Environmental Laws, and (iv) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the current or former operations or assets of the Company or any of the Subsidiaries that could reasonably be expected to result in the Company or any of the Subsidiaries incurring material liabilities under or pursuant to Environmental Laws.

4.19 Insurance. Schedule 4.19 lists each material insurance policy maintained by the Company and the Subsidiaries. All of such insurance policies are in full force and effect. With respect to each such insurance policy, (i) neither the Company, nor any of its Subsidiaries, is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy and (ii) no written notice of cancellation or termination has been received other than in connection with ordinary renewals. Neither the Company nor any of the Subsidiaries has received any written notice of cancellation relating to any such insurance policies and there are no material claims pending under any such insurance policies for which coverage has been denied or disputed by the applicable insurance carrier (other than pursuant to a customary reservation of rights notice).

4.20 Related Party Agreements. Except for (a) normal advances to employees in the ordinary course of business, (b) payment of compensation for employment to employees in the ordinary course of business, (c) participation by employees, officers and directors in any Company Benefit Plans and (d) as set forth on Schedule 4.20, no director or officer of the Company or any Subsidiary or any owner of the shares of Common Stock is a party to any material agreement, arrangement, contract or other commitment to which the Company or any Subsidiary is a party or by which any of their respective assets or properties is bound (“Related Party Agreement”), or, to the Knowledge of the Company, has a material interest in any agreement, arrangement, contract or other commitment, asset or property (real or personal), tangible or intangible, owned by, used in or pertaining to the business of the Company or any Subsidiary.

4.21 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from the Company in respect thereof.

4.22 Foreign Corrupt Practices Act. Neither the Company nor any of the Subsidiaries or, to the Knowledge of the Company, any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable supranational, foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) materially violated or operated in material noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

4.23 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV (as modified by the Schedules and the Company SEC Reports), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Subsidiaries or the Transactions, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article IV hereof (as modified by the Schedules and the Company SEC Reports), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (whether orally or in writing, in any data room relating to the Transactions, in management presentations, functional “break-out” discussions, responses to questions or requests submitted by or on behalf of Buyer or Merger Sub or in any other form in consideration or investigation of the Transactions) to Buyer or its Affiliates or representatives (including any opinion, information, forecast, projection, or advice that may have been or may be provided to Buyer or its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The Company makes no representations or warranties to Buyer, Merger Sub or their respective Affiliates or representatives regarding: (i) merchantability or fitness for any particular purpose; or (ii) the probable success or profitability of the Company or the Subsidiaries. The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth on the Schedules attached hereto, each of Buyer and Merger Sub hereby represents and warrants to the Company that:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.

5.2 Authorization of Agreement. Each of Buyer and Merger Sub has all requisite power, as the case may be, and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Buyer or Merger Sub in connection with the consummation of the Transactions (the “Buyer Documents”), and to consummate the Transactions. The execution and delivery by each of Buyer and Merger Sub of this Agreement and the Buyer Documents and the consummation by Buyer and Merger Sub of the Merger and other Transactions have been duly authorized by all necessary action on behalf of Buyer and Merger Sub, and no other corporate action on the part of Buyer or Merger Sub (other than (i) as required by the DGCL and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the Merger and other Transactions. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by Buyer and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer and Merger Sub, as applicable, enforceable against Buyer and Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Buyer or Merger Sub of this Agreement or the Buyer Documents, the consummation by the Buyer or Merger Sub of the Transactions, or compliance by Buyer or Merger Sub with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and bylaws of Buyer or Merger Sub; (ii) any Contract or Permit to which Buyer or Merger Sub is a party; (iii) any Order applicable to Buyer or Merger Sub or by which any of the properties or assets of Buyer or Merger Sub are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to prohibit or restrain the ability of Buyer or Merger Sub to consummate the Transactions.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer or Merger Sub in connection with the execution and delivery by Buyer or Merger Sub of this Agreement or the Buyer Documents, the compliance by Buyer or Merger Sub with any of the provisions hereof or thereof, or the consummation by Buyer or Merger Sub of the Transactions, except for: (i) filings required under and in compliance with the applicable requirements of the HSR Act and the other Antitrust Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (iii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be expected to prohibit or restrain the ability of Buyer or Merger Sub to consummate the Transactions.

5.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened in writing against Buyer or Merger Sub before any Governmental Body that would reasonably be expected to prohibit or restrain the ability of Buyer or Merger Sub to enter into this Agreement or consummate the Transactions. Neither Buyer nor Merger Sub is subject to any Order except to the extent the same would not reasonably be expected to prohibit or restrain the ability of Buyer or Merger Sub to enter into this Agreement or consummate the Transactions.

5.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer or Merger Sub in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from the Buyer or Merger Sub in respect thereof.

5.6 Sufficient Funds.

(a) Schedule 5.6(a) sets forth true and correct copies of an executed commitment letter from Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated as of the date hereof (including all exhibits, schedules, and annexes to such letter (the “Debt Commitment Letter” and the commitments thereunder, the “Debt Commitments”), pursuant to which, and subject to the terms and conditions of which, the lenders party thereto have committed to lend the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).

(b) Schedule 5.6(b) sets forth a true and correct copy of an executed rollover commitment letter (the “Rollover Letter”) from each of the Persons set forth on Schedule 5.6(b) (collectively, the “Rollover Investors”), relating to the commitment of the Rollover Investors to, subject to the terms conditions of the Rollover Letter, contribute to Buyer the number of shares of Common Stock set forth therein (the “Rollover Investment”).

(c) Schedule 5.6(c) sets forth true and correct copies of an executed commitment letter from Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. (collectively, the “Equity Investors”) dated as of the date hereof (the “Equity Commitment Letter” and the commitments thereunder, the “Equity Commitments”), relating to the commitment of the Equity Investors to, subject to the terms and conditions of the Equity Commitment Letter, invest in Buyer the full amount of the cash equity financing stated therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(d) As of the date of this Agreement, (i) the Debt Commitment Letter and the Rollover Letter are in full force and effect and have not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and are legal, valid and binding obligations of Buyer and, to the Knowledge of Buyer, the other parties thereto, enforceable in accordance with their respective terms and (ii) the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and is a legal, valid and binding obligation of Buyer and the other parties thereto, enforceable in accordance with its terms, except as the enforceability thereof may be limited by (y) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (z) general principles of equity (regardless of whether such enforcement is sought in a proceeding at law or in equity). As of the date hereof, there are no other agreements, side letters or arrangements relating to the Financing Commitments that could affect the availability of the Financing or the timing of the Closing. As of the date hereof, neither Buyer nor Merger Sub is in breach of any of the terms or conditions set forth in the Commitment Letters or the Rollover Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of any of the Commitment Letters or the Rollover Letter, and, assuming no breach by the Company or its representations and obligations under this Agreement and no breach or default by the Company of its obligations under this Agreement in either case, such that the closing conditions set forth in Section 7.1(b) and clauses (a) and (b) of Section 7.2 (in either case, except to the extent by their terms to be satisfied at the Closing) would fail to be satisfied and compliance in all material respects by the Company with Section 6.9(d), neither Buyer nor Merger Sub has any reason to believe that it will be unable to satisfy, on a timely basis, any condition of closing to be satisfied by it contained in any of the Commitment Letters or the Rollover Letter, or that the Financing will not be available to Buyer or Merger Sub on the Closing Date, or that the Rollover Investment will not be made. Buyer or Merger Sub has fully paid or caused to be paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement, and will pay, after the date hereof, all such commitments and fees as they become due. Assuming the closing conditions set forth in Section 7.1(b) and clauses (a) and (b) of Section 7.2 (in either case, except to the extent by their terms to be satisfied at the Closing) have been satisfied and compliance in all material respects by the Company with Section 6.9(d), the aggregate proceeds from the Financing, together with the Rollover Investment and available Cash, if any, on the Company’s balance sheet at

Closing in an amount up to $15,000,000 (“Company Cash”) to fund the Transactions, will be sufficient for satisfaction of all of Buyer’s obligations under this Agreement in an amount sufficient to consummate the Transactions, including the payment of the Merger Consideration and the payment of all associated costs and expenses (including, without limitation, the Company Transaction Expenses and any repayment of Debt as set forth in Section 3.1(e) (collectively, the “Required Amount”); it being understood and agreed that it shall not be an obligation of the Company or a condition to Closing that the Company has any such Company Cash on its balance sheet at Closing. The Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Financing available to Buyer on the terms set forth therein, and the Rollover Letter contains all of the conditions precedent to the obligations of the Rollover Investors to contribute the full amount of the Rollover Investment on the terms set forth therein. As of the date of this Agreement, none of the Financing Commitments or the Rollover Letter has been terminated or withdrawn, no lender, Equity Investor or Rollover Investor has notified Buyer or Merger Sub of its intention to terminate or withdraw any of the Financing Commitments or commitments under the Rollover Letter and Buyer does not know of any facts or circumstances that may be expected to result in any of the conditions set forth in any of the Commitment Letters or the Rollover Letter not being satisfied. To the extent this Agreement must be in a form acceptable to any lender providing Debt Financing, all such lenders have approved this Agreement as in effect on the date hereof.

(e) The obligations of Buyer and Merger Sub under this Agreement are not subject to any conditions regarding Buyer’s, Merger Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

5.7 Solvency.

(a) Immediately after giving effect to the Merger and the consummation of the other Transactions, including the Financing and any alternative financing permitted by this Agreement, the payment of the Closing Per Share Price pursuant to Section 3.1(c) and payments to Optionholders pursuant to Section 3.1(d) (including in each case any adjustments thereto pursuant to Section 3.2(a)), the incurrence of indebtedness in connection with the Financing, and the repayment or refinancing of indebtedness as contemplated herein and in the Debt Commitment Letter, and payment of all related fees and expenses:

(i) the fair saleable value (determined on a going concern basis) of the assets of Buyer and the Surviving Corporation and the Subsidiaries shall be greater than the total amount required to pay their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii) Buyer and the Surviving Corporation and the Subsidiaries shall be able to pay their debts, obligations and liabilities in the Ordinary Course of Business as they become due; and

(iii) Buyer and the Surviving Corporation and the Subsidiaries shall not have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged thereafter.

(b) In completing the Transactions, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Surviving Corporation or the Subsidiaries.

5.8 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, each of Buyer and Merger Sub acknowledge and agree that neither the Company nor any other Person is making any representations or warranties whatsoever, express or implied, at law or in equity, beyond those expressly given by the Company in Article IV (as modified by the Schedules and the Company SEC Reports). Each of Buyer and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article IV, the assets and the business of the Company and the Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis. Each of Buyer and Merger Sub further acknowledge that none of the Company or any of its Affiliates (including the Subsidiaries) nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of the Subsidiaries or the Transactions, including in respect of the Stockholders, the Optionholders, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material or other information, not expressly set forth in Article IV (as modified by the Schedules and the Company SEC Reports), and none of the Company, any of their respective Affiliates or any other Person will have or be subject to any liability to Buyer or the Surviving Corporation or any other Person resulting from the distribution to Buyer or the Surviving Corporation or its representatives or Buyer’s or Surviving Corporation’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of the Subsidiaries or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Company and the Subsidiaries and the Transactions. Each of Buyer and Merger Sub acknowledge and agree that they have conducted their own independent investigation of the condition, operations and business of the Company and the Subsidiaries and, in making their determination to proceed with the Transactions, Buyer and Merger Sub have relied on the results of their own independent investigation. Each of Buyer and Merger Sub acknowledge that they are informed and sophisticated Persons, and have engaged advisors experienced in the evaluation and purchase of companies such as the Company and the Subsidiaries as contemplated hereunder.

5.9 Merger Sub’s Operations. Buyer owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with such Transactions.

ARTICLE VI

COVENANTS

6.1 Access to Information.

(a) Prior to the Closing or earlier termination of this Agreement, the Company shall from time to time provide Buyer with reasonable access (during normal business hours) to the offices, properties, appropriate officers, books and records of the Company and the Subsidiaries. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Buyer and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of the Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of the Subsidiaries is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason in the sole and absolute discretion of the Company, (i) Buyer shall not contact any suppliers or lessors to, or customers of, the Company, and (ii) Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of the Subsidiaries.

(b) For a period ending on the earlier to occur of (i) seven (7) years after the Closing and (ii) that date upon which Buyer ceases to control the Company, Buyer shall cause the Surviving Corporation to give the Stockholders’ Representatives and their respective representatives reasonable access to the appropriate officers, books and records (including all electronic data related thereto) of the Surviving Corporation during Surviving Corporation’s regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law and to books and records transferred to the Surviving Corporation to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax returns of the Stockholders or Optionholders or their Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings. Buyer shall not, and shall cause the Surviving Corporation to not, assert any privilege or conflict with respect to any such information in the previous sentence. The Stockholders’ Representatives shall be entitled, at their sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 6.1(b). The Company shall hold all the books and records of the Company and the Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least ninety (90) days prior to such destruction or disposition to surrender them to the Stockholders’ Representatives.

6.2 Conduct of the Business Pending the Closing.

(a) Subject to Section 6.2(b), prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Subsidiaries to, conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business.

(b) Prior to the Closing or earlier termination of this Agreement, the Company shall not, and shall cause the Subsidiaries not to:

(i) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of the Subsidiaries, except for the exercise of Options outstanding on the date hereof or, in the Ordinary Course of Business, the grant of options under the Option Plan and except for any transfer, sale, disposition or distribution of any shares of capital stock or other securities of any of the Subsidiaries to the Company or one of the Company’s Subsidiaries;

(ii) effect any recapitalization, reclassification or like change in the capitalization of the Company or any of the Subsidiaries;

(iii) incur any Debt (other than the Debt outstanding as of the date hereof and any additional Debt incurred under the Existing ABL Agreement in the Ordinary Course of Business), make any Guarantees, or enter into any other Material Contract (except, in the case of Material Contracts, in the Ordinary Course of Business);

(iv) amend the Certificate of Incorporation, the Bylaws, or comparable organizational documents of any of the Subsidiaries;

(v) other than as required by Law or a Contract in effect on the date of this Agreement, (A) increase the level of compensation or benefits of, or grant any unusual or extraordinary bonus or other direct or indirect compensation to, any director, executive officer, employee or consultant of the Company or any of the Subsidiaries, other than increases in base salary in the Ordinary Course of Business, (B) amend, modify or terminate any Company Benefit Plan, except as required by Law or (C) adopt any plan, policy, agreement or arrangement that would have constituted a Company Benefit Plan if it had been in effect on the date of this Agreement;

(vi) subject any of the properties or assets (whether tangible or intangible) of the Company or any of the Subsidiaries to any Lien, except for Permitted Exceptions;

(vii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of (a) any of the Owned Real Property or (b) any of the other material properties or assets of the Company and the Subsidiaries, taken as a whole (except in the Ordinary Course of Business (including without limitation the sale or other disposition of inventory in the Ordinary Course of Business) or for the purpose of disposing of obsolete or worthless assets);

(viii) abandon, let lapse, fail to renew, fail to pay any required maintenance or other similar fees or otherwise fail to take any actions required to maintain and further prosecute any material Intellectual Property of the Company or any Subsidiary;

(ix) cancel or compromise any material debt or claim owing to the Company;

(x) enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of $1,000,000 for any individual commitment and $5,000,000 for all commitments in the aggregate (other than with respect to the opening of new stores for which capital expenditures have been allocated prior to the date hereof as reflected in the Company’s operating plan);

(xi) mortgage, pledge or otherwise subject to a Lien any property or assets owned, used or occupied by the Company or any of the Subsidiaries;

(xii) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries;

(xiii) permit the Company or any of the Subsidiaries to enter into or agree to enter into any merger or consolidation with any Person (other than a merger of any wholly-owned Subsidiary of the Company into the Company or one of the Company’s Subsidiaries);

(xiv) settle or compromise any pending or threatened material suit, action or claim in excess of the greater of (A) $250,000 or (B) $250,000 in excess of any reserve with respect to such suit, action or claim that is set forth on the balance sheet of the Company and the Subsidiaries as at April 30, 2012; provided, that in no event shall the Company or any of the Subsidiaries be entitled to settle or compromise any such suit, action or claim in such settlement or compromise would require the admission of liability on the part of the Company or any such Subsidiary or otherwise materially impair or otherwise the ability of the Company or the Subsidiaries to operate their business in any material respect;

(xv) enter into any transactions with any Person who to the Knowledge of the Company is an Affiliate of the Company (other than as contemplated by this Agreement);

(xvi) make or rescind any election relating to Taxes; settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a Taxes; make any change to any of its methods of accounting for Tax purposes, except insofar as may be required by a change in GAAP (or any interpretation thereof) or applicable Law; or waive or extend, in respect of Taxes (other than in connection with customary extensions of time within which to file Tax Returns), (i) any statute of limitations or (ii) any period within which an assessment or reassessment may be issued; or

(xvii) agree to do anything prohibited by this Section 6.2(b).

(c) Notwithstanding anything to the contrary contained herein, during the period from the date hereof until the Effective Time, the Company and the Subsidiaries shall be permitted to utilize any and all available Cash (i) to pay Company Transaction Expenses; (ii) to repay outstanding Debt (including amounts owing under the Management Agreement); and (iii) to declare and pay one or more dividends or other distributions to the Stockholders out of funds legally available for that purpose, in each case at such times and in such amounts as the Company or the applicable Subsidiary shall deem necessary, appropriate or desirable.

6.3 Regulatory Approvals.

(a) Each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Orders from all Governmental Bodies. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable (and in any event within five (5) Business Days) after the date hereof and to request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act; (ii) to make, or cause to be made, all filings required of each of them or any of their respective subsidiaries or Affiliates under the other Antitrust Laws as described on Schedule 4.3(b) as promptly as practicable (and in any event within five (5)

Business Days) after the date hereof; and (iii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the other Antitrust Laws.

(b) Further, and without limiting the generality of the rest of this Section 6.3, each of the parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other parties may request in connection with the foregoing, (ii) inform the other of any communication from any Governmental Body regarding any of the Transactions, and (iii) provide counsel for the other parties with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Body and any other information supplied by such party and such party’s Affiliates to a Governmental Body or received from such a Governmental Body in connection with the Transactions; provided, however, that materials may be redacted as necessary to comply with contractual arrangements and with applicable Law. Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Body in connection with the Transactions. The parties agree not to participate, or to permit their subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Body, gives the other parties the opportunity to attend and participate.

(c) Further, and without limiting the generality of the rest of this Section 6.3, Buyer and Merger Sub shall use their reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Law or other Law that may be asserted by any Governmental Body or private party with respect to this Agreement so as to make effective as promptly as practicable the Transactions and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. The steps involved in the preceding sentence shall include, without limitation, (i) defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party; or (ii) agreeing to take any other action as may be required by a Governmental Body in order (A) to obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the Termination Date, (B) to avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect in any Legal Proceeding and that prohibits, prevents or restricts consummation of the Transactions, or (C) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. At the request of Buyer, the Company shall agree to take any action with respect to the Company or any of the Subsidiaries in the two preceding sentences, provided that any such action is conditioned upon (and shall not be completed prior to)

the consummation of the Transactions. Buyer shall not, and shall cause each of Affiliates not to, take any action which is intended to or which would reasonably be expected to adversely affect the ability of any of the parties hereto from obtaining (or cause delay in obtaining) any necessary approvals of any Governmental Body required for the Transactions, from performing its covenants and agreements under this Agreement, or from consummating the Transactions.

6.4 Further Assurances. Subject to, and not in limitation of, Section 6.3, each of Buyer, Merger Sub and the Company shall use (and the Company shall cause each of the Subsidiaries to use) its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the Transactions and abstain from taking any actions which would interfere with the consummation of the Transactions or materially delay the consummation of the Transactions; and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate and make effective the Transactions.

6.5 Confidentiality. Each of Buyer and Merger Sub acknowledges that the information provided to them in connection with this Agreement and the Transactions is subject to the terms of the confidentiality agreement between Thomas H. Lee Partners L.P. and the Company dated February 15, 2012 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate; provided, that in accordance with the first two sentences of the third paragraph of the Confidentiality Agreement, the Company hereby provides its written consent to (i) Thomas H. Lee Partners L.P. and its Representatives (as defined in the Confidentiality Agreement) to contact and provide Evaluation Material (as defined in the Confidentiality Agreement) to any Debt Financing Source in accordance with the confidentiality provisions of the Debt Commitment Letter and (ii) Thomas H. Lee Partners L.P. and its Representatives and/or any Debt Financing Source to contact and provide Evaluation Material to any other potential lender or financial institution in accordance with the confidentiality provisions of the Debt Commitment Letter

6.6 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the extent provided by the Company prior to the Effective Time, the Persons who at or prior to the Effective Time were directors, managing members, officers, employees, agents or stockholders of the Company or any of the Subsidiaries, or were a Consultant (as defined in the Management Agreement) or a member, manager, officer, fiduciary, employee or agent of a Consultant (collectively, the “Indemnitees”), with respect to all acts or omissions by them or taken at the request of the Company or any of the Subsidiaries in each case at or prior to the Effective Time. Buyer agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Certificate of Incorporation, the Bylaws, or comparable organizational documents of any of the Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of the Subsidiaries, shall survive the Closing and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, from and after the Effective Time Buyer shall, or shall cause the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 6.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.6), as incurred to the extent provided by the Company prior to the Effective Time, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Each of Buyer and Merger Sub hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company and the Subsidiaries (collectively, the “Indemnitors”). Buyer hereby agrees (i) that Buyer and the Surviving Corporation are the indemnitor of first resort (i.e., their obligations to the Indemnitees are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) subject to Section 6.6(a), Buyer and the Surviving Corporation shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the Certificate of Incorporation, the Bylaws, and certificate of incorporation, certificate of formation, bylaws, limited partnership agreement or limited liability company agreement or comparable organizational documents of any of the Subsidiaries (or any other agreement between the Company or any of the Subsidiaries and any such Indemnitee), without regard to any rights the Indemnitee may have against the Indemnitors, and (iii) Buyer and the Surviving Corporation irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Buyer and the Surviving Corporation further agree that no advancement or payment by an Indemnitor on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Surviving Corporation shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Surviving Corporation. Buyer and the Indemnitees agree that the Indemnitors are express third party beneficiaries of the terms of this Section 6.6(b).

(c) Buyer, from and after the Effective Time, shall, or shall cause the Surviving Corporation to, cause (i) the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the Certificate of Incorporation and the Bylaws and (ii) the certificate of incorporation and bylaws or comparable organizational documents of each Subsidiary to contain the current provisions regarding indemnification of directors, officers, employees and agents which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(d) Each Indemnitee shall have the right (but not the obligation) to control the defense of, including the investigation of, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 6.6 with counsel selected by the Indemnitee; provided, however, that (i) the Surviving Corporation shall be permitted to participate in the defense of such Claim at its own expense and (ii) the Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) In the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth under applicable Law, the applicable organizational documents of the Company or any of the Subsidiaries or any indemnification agreements or arrangements of the Company or any of the Subsidiaries, as the case may be, shall be made by independent legal counsel selected by such Indemnitee.

(f) Each of Buyer and the Indemnitee shall, and Buyer shall cause the Surviving Corporation to, cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g) Buyer shall, at its own expense, obtain a six (6) year “run-off” or “tail” policy for the Company and the Subsidiaries commencing on the Effective Time, and maintain such policy in effect for a period of six (6) years after the Effective Time, with respect to claims arising from or related to facts or events that occurred at or before the Effective Time, with reputable and financially sound carriers and with at least the same coverage and amounts as and containing terms and conditions that are no less advantageous than the current policies of directors’ and officers’ liability insurance maintained by the Company and the Subsidiaries and Buyer shall provide evidence of such “run-off” or “tail” policy to the Stockholders’ Representatives prior to the Effective Time and shall cause the Surviving Corporation and the Subsidiaries to maintain such policy in effect for the full period of six (6) years after the Effective Time; provided, that the cost of such policy shall not exceed 300% of the current cost of such current policies as of the Effective Time.

(h) The provisions of this Section 6.6: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(i) In the event that Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and of the Surviving Corporation shall assume all of the obligations of the Buyer and the Surviving Corporation set forth in this Section 6.6.

(j) The obligations of Buyer and the Surviving Corporation under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.6 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6).

6.7 Publicity.

(a) None of the Company, Buyer or Merger Sub shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Company, Buyer or Merger Sub, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Company or Buyer lists securities; provided that the party intending to make such release shall use its commercially reasonable efforts to consult with the other party with respect to the timing and content thereof; provided, further, that the Stockholders and Buyer are permitted to report and disclose the status of this Agreement and the Transactions to their limited partners if required by those governing documents with those limited partners and shall be permitted to disclose the consummation of this Transaction (but not, without the consent of the other party, price terms or the name of such other party) on their websites and otherwise in the ordinary course of their business.

(b) Each of Buyer, Merger Sub and the Company agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Buyer, Merger Sub and the Company (as applicable) agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other party shall request.

6.8 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time, Buyer shall provide, or shall cause to be provided, to Continuing Employees, (i) annual base salary or base wages and cash incentive compensation opportunities (excluding equity-based compensation and any retention, change of control, transaction or similar bonuses) that are substantially comparable in the aggregate to the annual base salary or base wages and cash incentive compensation opportunities (excluding equity-based compensation and any retention, change of control, transaction or similar bonuses) provided to Continuing Employees immediately prior to the Effective Time, and (ii) benefits that are no less favorable than the benefits provided to Continuing Employees immediately prior to the Effective Time. For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Buyer providing benefits to Continuing Employees (the “Buyer Plans”), Buyer shall credit each Continuing Employee with his or her years of services with the Company, the Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. Buyer shall use commercially reasonable efforts to ensure that its third-party insurance carriers do not deny Continuing Employees coverage on the basis of pre-existing conditions and shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Buyer Plan.

(b) The provisions of this Section 6.8 are solely for the benefit of the parties to the Agreement, and no Continuing Employee (or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of the Agreement, and no provision of this Section 6.8 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Buyer to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Buyer to continue any Company Benefit Plans or other employee benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Effective Time or (iii) amend any Company Benefit Plans or other employee benefit plans or arrangements.

6.9 Financing Activities.

(a) Each of Buyer and Merger Sub acknowledges and agrees that, other than the obligations listed under Section 6.9(d), the Stockholders’ Representatives, the Company and their respective Affiliates have no responsibility for any financing that Buyer or Merger Sub may raise in connection with the Transactions.

(b) Each of Buyer and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing, the Commitment Letters and the Rollover Letter, (ii) negotiate and enter into definitive financing agreements with respect to the Financing and the Rollover Investment that are on terms and conditions (including the flex provisions contained in the associated fee letter) that are no less favorable to Buyer and Merger Sub in any material respect than those contained in the Financing Commitments and the Rollover Letter, so that such agreements are in effect no later than the Closing Date, (iii) satisfy, or obtain the waiver of, on a timely basis all conditions applicable to Buyer and Merger Sub contained in the Financing Commitments and the Rollover Letter within their control, including the payment of any commitment, engagement or placement fees required as a condition to the Financing, (v) consummate the Financing and the Rollover Investment at or prior to the date that the Closing is required to be effected in accordance with Section 2.2 (Buyer and Merger Sub acknowledge and agree that it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Buyer and Merger Sub to obtain the Financing, any alternative financing or the contribution contemplated by the Rollover Letter), (vi) enforce its rights under the Debt Commitment Letter; provided, that all of the conditions to Buyer’s obligations under Sections 7.1(b) and 7.2 (other than those conditions that by their terms are to be satisfied at the Closing Date) have been satisfied or waived and the Marketing Period has ended, and (vii) comply with its obligations under each of the Commitment Letters, the associated fee letter and the Rollover Letter. Buyer shall provide to the Company copies of material, substantially final and definitive documents relating to the Financing (which in the case of any fee letter, shall be redacted for fee amounts, market flex provisions and other customary threshold amounts, and in any case shall not include any fee credit and engagement letters in respect of the Financing) and shall keep the Company reasonably informed on a current basis and in reasonable detail of material developments in respect of the financing process relating thereto. Without limiting the generality of the foregoing, Buyer and Merger Sub shall provide the Company prompt notice (x) of any material breach or default by any party to any of the Commitment Letters or the Rollover Letter or definitive agreements related to the Financing of which Buyer and Merger Sub become aware, (y) of the receipt of (A) any written notice or (B) other communication, in each case from any Financing source or Rollover Investor with respect to any (i) actual or threatened breach, default, termination or repudiation by any party to any of the Commitment Letters, the Rollover Letter or definitive agreements related to the Financing of any provision of any of the Commitment Letters, the Rollover Letter or definitive agreements related to the Financing and (ii) material dispute or disagreement between or among any parties to any of the Commitment Letters, the Rollover Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, or the obligation of the Rollover Investors to contribute the full amount of the Rollover Investment and (z) if at any time for any reason Buyer or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions contemplated by the Financing Commitments or definitive agreements related to the Financing, or that it will not be able to obtain all or any portion of the Rollover Investment. As soon as reasonably practicable, Buyer and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence. Prior to the Closing, Buyer shall not, without the prior written consent of the Company, agree to, or permit, any amendment or modification of, or waiver under, any of the Commitment Letters or other documentation relating to the Financing, or the Rollover Letter, which would (1) reasonably be expected to adversely affect Buyer or Merger Sub’s ability to consummate the Transactions, (2) reduce the aggregate amount of the Financing to be funded at Closing, (3) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company) the conditions precedent to the Financing as set forth in any of the Commitment Letters, or the conditions precedent to the Rollover Investment as set forth in the Rollover Letter, or (4) reasonably be expected to delay the Closing. For purposes of this Agreement, the definitions of “Debt Commitment Letter,” “Debt Financing”, “Financing Commitments”, “Financing” and “Replacement Financing” shall include the Debt Commitments or documents related thereto as permitted to be amended or modified by this Section 6.9(b) or replaced pursuant to Section 6.9(c), and references to the “Rollover Investment” shall include the financing contemplated by the Rollover Letter as permitted to be amended or modified by this Section 6.9(b) or replaced pursuant to Section 6.9(c). Buyer shall promptly deliver to the Company copies of any such amendment or modification. Further, for the avoidance of doubt, if the Financing (or any alternative financing) or the Rollover Investment has not been obtained, Buyer and Merger Sub shall continue to be obligated to consummate the Transactions subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2.

(c) If, notwithstanding the use of reasonable best efforts by Buyer and Merger Sub to satisfy its obligations under Section 6.9(b), any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated or become unavailable prior to the Closing, in whole or in part, such that the Buyer is unable to pay the Required Amount, Buyer shall (i) promptly notify the Company of such expiration, termination or unavailability and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative financing (“Replacement Financing”) (which shall be sufficient to pay the Required Amount from other sources and shall not, without the prior consent of the Company, (x) include any conditions of such alternative financing that are more onerous than or in addition to the conditions set forth in the Financing or (y) otherwise be on terms and conditions (including the flex provisions contained in the associated fee letter) that are materially less favorable than the terms and conditions of the Commitment Letters) to replace the financing contemplated by such expired, terminated or unavailable commitments or arrangements. Buyer shall deliver to the Company true and correct copies of material, substantially final and definitive Contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Financing (which in the case of any fee letter, shall be redacted for fee amounts, market flex provisions and other customary threshold amounts, and in any case shall not include any fee credit and engagement letters).

(d) Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, cause their officers, directors, employees, agents, attorneys, accountants, advisors and representatives to, use reasonable best efforts to provide to Buyer, and Buyer shall promptly, upon request of the Company, reimburse the Company for all out-of-pocket expenses (including attorneys’ fees) for, all cooperation that is reasonably requested by Buyer in connection with the Financing, including using reasonable best efforts to take the following actions (provided that delivery of the items referred to in clause (xii) in connection with delivery of representation letters and a customary solvency certificate shall not be subject to such reasonable best efforts qualifier): (i) causing the Company’s management team, with appropriate seniority and expertise, including its senior officers and external auditors, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, sessions with rating agencies or other customary syndication activities; (ii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the Financing, including the marketing and syndication thereof and providing customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries, or their respective securities; (iii) furnishing Buyer and its financing sources as promptly as practicable with (A) all financial information regarding the Company or any of its Subsidiaries required by paragraphs 11 and 12 of Exhibit D to the Debt Commitment Letter, (B) all information and data regarding the Company of the type and form required by Regulation S-X and Regulation S-K under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16 and Item 402 of Regulation S-K) for offerings of debt securities on a registration statement on Form S-1 under the Securities Act and of the type and form customarily included in offering documents used to syndicate credit facilities of the type to be included in the Financing and (C) a draft of a customary comfort letter with respect to any of the foregoing information by independent auditors of the Company, including as to customary negative assurances, which such auditors are prepared to issue pricing of such offering(s) of debt securities (the information described in clauses (A), (B) and (C), the “Required Information”), provided that, notwithstanding anything in this definition to the contrary, the Company shall be only required to furnish pro forma financial statements if Buyer or Merger Sub has provided the Company information relating to the proposed debt and equity capitalization at least ten (10) calendar days prior to the date pro forma financial statements are required and/or requested to be delivered); (iv) assisting with the preparation of any pledge and security documents, loan agreement, currency or interest hedging agreement, control agreements and other definitive financing documents (including any schedules or exhibits thereto); (v) facilitating the pledging of collateral, provided that no pledge shall be effective until the Effective Time, including reasonably cooperating to permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest in collateral and providing related lender protections, including by using commercially reasonable efforts to obtain customary landlord waivers, estoppels, environmental site assessments, surveys, appraisals and title insurance and similar instruments and agreements, in each case, to the extent required by the Debt Commitment Letter; (vi) requesting debt payoff letters, related ancillary agreements and lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the

Closing Date of all Debt required to be repaid on the Closing Date and liens thereunder; (vii) [reserved], (viii) using commercially reasonable efforts to ensure that the syndication efforts of the financing sources benefit from the existing lending relationships of the Company; (ix) assisting Buyer in obtaining corporate and facilities ratings in connection with the Debt Financing; (x) furnishing Buyer and its financing sources promptly, and in any event within three (3) days prior to the Closing Date, with all documentation and other information required by Governmental Authorities with respect to the Financing related to the Company and its Subsidiaries under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case, to the extent that such documentation and information has been reasonably requested at least ten (10) days prior to the Closing Date; (xi) causing the taking of corporate and other actions by the Company and the Subsidiaries reasonably necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to Buyer immediately upon the Effective Time; and (xii) assisting with the negotiation of and facilitating the execution and delivery of definitive documents, including, without limitation, one or more credit agreements, indentures and purchase agreements and customary officer’s certificates and authorization and/or representation letters (including a customary solvency certificate of the chief financial officer of the Company to the extent required by the financing sources and in the form set forth in the Debt Commitment Letter) required by the terms of the Debt Commitment Letter related to the Debt Financing; provided that, notwithstanding anything in this Agreement to the contrary, until the Effective Time, neither the Company nor its Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or obligation under any agreement or any document related to the Financing (other than with respect to authorization letters referred to above), or (3) be required to incur any other liability in connection with the Financing contemplated by the Financing Commitments. The Company hereby consents to the use of its logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or any of the Subsidiaries or the reputation or goodwill of the Company, any of the Subsidiaries or any of its or their respective products, services, offerings or intellectual property rights. Buyer shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, employees and representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company or its Subsidiaries. Notwithstanding anything in this paragraph, such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries.

6.10 Schedules. The Company may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms or any other terms defined in

Article I (and, in particular, the inclusion of any item in the Schedules shall not, in and of itself, be a basis for taking such item into account in determining Debt or Net Working Capital or whether there has been a Material Adverse Effect).

6.11 Tax Matters. The Company and the Subsidiaries shall file or cause to be filed when due (taking into account any applicable extensions) all Tax Returns that are required to be filed by or with respect to the Company and any such Subsidiary that are due prior to the Closing Date, and shall pay all Taxes due in respect of such Tax Returns (other than those Taxes the amount or validity of which is being contested in good faith by appropriate proceedings provided that adequate reserves are established therefore in accordance with GAAP). Such Tax Returns shall be prepared in accordance with the past practice and custom of the Company and the Subsidiaries in preparing their Tax Returns, except as otherwise required by applicable law. The Company shall provide the Buyer with copies of completed drafts of federal and other material state income Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for the Buyer’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). The Company and the Buyer shall attempt in good faith to resolve any disagreements regarding such federal or other material state income Tax Returns prior to the due date for the filing thereof (taking into account any applicable extensions) (the “Filing Due Date”). In the event that the Company and Buyer are unable to resolve any disputes with respect to such Tax Returns at least ten (10) days prior to the applicable Filing Due Date, they shall promptly refer their differences to a senior tax partner at the Independent Accountant for resolution prior to the Filing Due Date, which resolution shall be binding on the Company and the Buyer, provided, however, that if any such dispute has not been resolved at least 2 Business Days prior to the Filing Due Date, the Company and the Subsidiaries shall be entitled to file the applicable Tax Return treating any such disputed item in a manner that is consistent with the way proposed by the Company and its Subsidiaries.

6.12 Tax Certificate. At or prior to the Closing, the Company shall deliver to Buyer (a) a certification from the Company, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the relevant time period, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and (b) proof reasonably satisfactory to Buyer that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

6.13 Termination of Management Agreement and Stockholders Agreement. At or prior to the Closing, the Company shall cause the Management Agreement and the Stockholders Agreement to be terminated.

6.14 Exclusivity. The Company will not (and will cause its Subsidiaries, Affiliates, directors, officers, employees and advisors not to) (i) solicit, initiate or knowingly encourage any inquiries or the submission of any proposal or offer from any Person relating to any (A) merger, consolidation, share exchange, recapitalization, business combination, reorganization, liquidation, dissolution or similar transaction, or (B) sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company or the Subsidiaries in a single transaction or series of related transactions (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any Person relating to, an Acquisition Proposal.

6.15 Monthly Financials. As soon as reasonably practicable, but in no event later than thirty-five (35) days after the end of each retail month during the period from the date hereof to the Closing, the Company shall provide Buyer with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Company in the ordinary course of business consistent with past practice) of the Company and the Subsidiaries for such preceding retail month.

6.16 Consents. The Company shall use (and the Company shall cause its Subsidiaries to use) their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the Transactions, provided, however, that (a) no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested (other than de minimis amounts) and (b) the consent of Buyer shall be required with respect to any amendment or modification to any Material Contract in connection with obtaining any such consent or approval that is adverse in any respect to Buyer, Merger Sub, the Company or any of their Subsidiaries.

6.17 Section 280G Matters. Prior to the Closing, the Company shall use commercially reasonable efforts to obtain (i) an approval of holders of Common Stock that complies with the requirements of Section 280G(b)(5) of the Code and Treasury Regulations § 1.280G-1, with respect to payments and benefits that may be made or provided to any Person who, with respect to the Company, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code), if such payments and benefits could reasonably be expected to result in the imposition of an excise tax imposed under Section 4999 of the Code (such payments and benefits, “Section 280G Payments” and such vote, the “Requisite Section 280G Approval”), and (ii) a written waiver from each “disqualified individual” providing that, if the Requisite Section 280G Approval is not obtained, no Section 280G Payments shall be payable to or retained by such disqualified individual, in each case to the extent reasonably determined by the Company to be required to avoid the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (such waivers, the “Requisite Section 280G Waivers”). All materials and information that are prepared by the Company and used in connection with any effort to obtain the Requisite Section 280G Approval and Requisite Section 280G Waivers shall be provided to Buyer in advance of distribution to holders of Common Stock or the “disqualified individuals”, as applicable, and Buyer shall be provided with a reasonable opportunity to comment thereon.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Buyer, Merger Sub and the Company. The respective obligations of Buyer, Merger Sub and the Company to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

(a) The Stockholder Approval shall have been obtained;

(b) There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; and

(c) The waiting period applicable to the Transactions under the HSR Act shall have expired or early termination shall have been granted and the approvals set forth on Schedule 7.1(c) shall have been obtained.

7.2 Conditions Precedent to Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of the Company set forth in Article IV shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof and as of the Closing Date as if made on and as of such dates (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date);

(b) The Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) Each of the Rollover Investors set forth on Schedule 7.2(c) shall have consummated on the Closing Date the Rollover Investment in accordance with the terms of the Rollover Letter; and

(d) Buyer shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying as to the matters in Section 7.2(a) and Section 7.2(b).

If the Closing occurs, all closing conditions set forth in this Section 7.2 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived.

7.3 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Buyer and Merger Sub set forth in Article V shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or operations of Buyer or Merger Sub or prohibit or restrain the ability of Buyer or Merger Sub to consummate the Transactions, as of the date hereof and as of the Closing Date as if made on and as of such dates (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and the Company shall have received a certificate signed by an authorized officer of Buyer and Merger Sub, dated the Closing Date, to the foregoing effect; and

(b) Buyer and Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer and Merger Sub on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Buyer and Merger Sub, dated the Closing Date, to the foregoing effect.

If the Closing occurs, all closing conditions set forth in this Section 7.3 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived.

7.4 Frustration of Closing Conditions. None of the Company, Buyer or Merger Sub may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by any breach of a covenant, agreement, representation or warranty of this Agreement by such party.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated prior to the Effective Time as follows:

(a) At the election of the Company or Buyer on or after August 4, 2012 (the “Termination Date”) if the Closing shall not have occurred by the close of business on such date; provided that the right to terminate this Agreement pursuant to this Section 8.1(a) shall not be available to a party that is in breach in any material respect of any of its obligations hereunder; and provided, further, that each of the Company and Buyer shall have the right to extend, from time to time, the Termination Date for additional periods of time not to exceed sixty (60) days in the aggregate if all conditions to the Closing (other than the condition set forth in Section 7.1(c)) are satisfied or capable of then being satisfied and the party exercising such right reasonably believes that such conditions will be satisfied on or prior to the Termination Date, as extended. At the request of the Company or Buyer, if the Marketing Period has not yet begun or ended prior to the Termination Date, then on one occasion only, the Termination Date shall be automatically extended for a period of thirty (30) additional days; provided, that, notwithstanding the foregoing, if the Company makes such request the Termination Date shall in no event occur more than 120 days from the date hereof;

(b) by mutual written consent of the Company and Buyer;

(c) by either the Company or Buyer if there shall have been a breach by the Company, on the one hand, or Buyer or Merger Sub, on the other hand, of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2 (in the case of a breach by the Company), or Section 7.3 (in the case of a breach by Buyer or Merger Sub), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) Business Days after providing written notice of such breach to the other party and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party that is in breach in any material respect of any of its obligations hereunder;

(d) by the Company or Buyer if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that subject to Section 6.3(b) hereof, the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by Buyer if the Stockholder Approval shall not have been obtained by 11:59 p.m. Eastern Time on the day following the date hereof; or

(f) by the Company, if (i) all of the conditions in Sections 7.1 and 7.2 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing or the failure of which to be satisfied is due in any material part to a breach by Buyer or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement), (ii) the Company has confirmed by written notice to Buyer that all conditions set forth in Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or that it would be willing to waive any unsatisfied conditions in Section 7.3 and that it is prepared to consummate the Transactions and (iii) Buyer and Merger Sub fail to consummate the Merger within two (2) Business Days following the second Business Day immediately following the final Business Day of the Marketing Period.

Notwithstanding anything to the contrary contained herein, if all of the conditions set forth in Section 7.1 and clauses (a) and (b) of Section 7.2 (in either case, except to the extent by their terms to be satisfied at the Closing) have been satisfied as of the Termination Date and the Marketing Period has ended, then Buyer shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a).

8.2 Procedure upon Termination. In the event of termination and abandonment by Buyer or the Company, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties, which written notice shall specify the provision or provisions hereof pursuant to which such termination is being effected, and this Agreement shall terminate (subject to the provisions of Section 8.3(a)), and the Transactions shall be abandoned, without further action by Buyer, Merger Sub or the Company.

8.3 Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Sections 8.1 and 8.2, this Agreement shall immediately become null and void and the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, Merger Sub, the Company or the Stockholders’ Representatives; provided, that (i) except as set forth in Sections 8.4(a) and 8.4(c), no such termination shall relieve any party hereto from liability for any breach of any of its covenants or agreements or any willful breach of any of its representations and warranties contained in this Agreement prior to termination, and the damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the Transactions, (ii) no such termination shall relieve any party hereto from liability for fraud and (iii) the provisions of this Section 8.3, Section 8.4 and Article IX hereof, shall survive any such termination and shall remain in full force and effect.

(b) The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 8.3 shall relieve the parties hereto of their obligations under the Confidentiality Agreement.

8.4 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by the Company pursuant to Section 8.1(c) or Section 8.1(f), then Buyer shall pay, or cause to be paid, to the Company an amount equal to $90,000,000 (such payment, the “Buyer Termination Fee”), such payment to be made by wire transfer of immediately available funds within two (2) Business Days following such termination.

(b) The parties acknowledge and agree that (i) the fees and other provisions of this Section 8.4 are an integral part of the transactions contemplated by this Agreement, (ii) the Buyer Termination Fee shall constitute liquidated damages and not a penalty and (iii) without these agreements, the parties would not enter into this Agreement.

(c) If Buyer fails to pay the Buyer Termination Fee or any other amount as required pursuant to this Section 8.4 when due, (i) such fee or other amount shall accrue interest for the period commencing on the date such fee or other amount became past due through the date such fee or other amount is actually paid, at a rate equal to the Interest Rate plus two percent (2.0%) and (ii) Buyer shall also pay to the Company all of the Company’s costs and expenses (including attorneys’ fees) in connection with all actions to collect the Buyer Termination Fee and such other amounts.

(d) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.3(a)(ii) and Section 9.13, each of the parties hereto expressly acknowledges and agrees that the Company’s right to receive payment of the Buyer Termination Fee pursuant to Section 8.4(a) from Buyer or the Guarantors pursuant to the Limited Guarantee in respect thereof shall constitute the sole and exclusive remedy of the Company and the Subsidiaries and their respective Affiliates (including the Stockholders and the Optionholders) and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against Buyer, Merger Sub and the Guarantors and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Buyer Related Parties”) and the Debt Financing Sources for all losses and damages in respect of this Agreement and the termination hereof or the transactions contemplated this Agreement or the Debt Commitment Letter (and the abandonment thereof) and any matter forming the basis for such termination, and upon payment of the Buyer Termination Fee to the Company pursuant to Section 8.4(a), (i) none of the Buyer Related Parties or the Debt Financing Sources shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the transactions contemplated by this Agreement or the Debt Commitment Letter or any matters forming the basis of such termination (except that Buyer shall continue to be obligated to the Company for amounts payable under Section 8.4(c) and for any of its expense reimbursement and indemnification obligations contained in Section 6.9 and for any reimbursement obligations contained in Section 9.3) and (ii)

neither the Company nor any other Company Related Party shall be entitled to bring or maintain any claim, action or proceeding against Buyer or any Buyer Related Party or the Debt Financing Sources arising out of or in connection with this Agreement, any agreement executed in connection herewith (including the Debt Commitment Letters) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. None of the representations and warranties of any party contained in this Agreement or any of the other Transaction Documents (including any certificate to be delivered under Article VII of this Agreement) shall survive the Closing. None of the covenants of any party required to be performed by such party before the Closing shall survive the Closing. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until they have been performed or satisfied.

9.2 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary, stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the Transactions, shall be borne by Buyer.

9.3 Expenses. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees), and the Company will bear the fees, costs and expenses incurred by the Stockholders in connection with the negotiation, execution and performance of this Agreement and the Transactions. Without limiting the foregoing, Buyer will pay and be solely responsible for Transaction related fees and expenses of Buyer, Merger Sub and any of their respective Affiliates, any “run-off” or “tail” policy purchased by Buyer pursuant Section 6.6(g), all filing fees payable under the HSR Act and any other Antitrust Laws and all fees and expenses related to financing transactions incurred in connection with the Closing. If any party obtains an injunction, a decree or order of specific performance or other remedy, the other party (other than an Affiliate of such party) shall reimburse such party (or following the Closing, the Stockholders’ Representatives if such party is the Company) for all out-of-pocket expenses (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants) incurred by or on behalf of such party or any Affiliate of such party in connection with obtaining such injunction, a decree or order of specific performance or other remedy.

9.4 Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Subject to the provisions of Section 3.2(d) of this Agreement, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding; provided, that, notwithstanding the foregoing, each of the parties further acknowledges and agrees that it will not bring or support any action, cause of action, proceeding, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources in any way relating to this Agreement or any of the Transactions contemplated by this Agreement, including, but not limited, to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or services thereunder, in any forum other than the United States District Court located in the Borough of Manhattan in the City of New York (and in the absence of federal jurisdiction, the exclusive jurisdiction of the state courts located in the Borough of Manhattan in the City of New York). The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof (other than by facsimile) in accordance with the provisions of Section 9.7.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY ACTION OR PROCEEDING INVOLVING A DEBT FINANCING SOURCE) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(d).

9.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Transaction Documents, the Confidentiality Agreement, and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the Transactions (collectively, the “Specified Documents”), represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the parties with respect to the Transactions. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Specified Documents, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the other Specified Documents. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transactions shall be those remedies available at law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement.

9.6 Amendments and Waivers. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto; provided, that Sections 8.4(d), 9.4(b), 9.4(d), and 9.9, and this Section 9.6 may not be amended in a manner adverse to the Debt Financing Sources without their consent. Any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission), (iii) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (iv) one Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company to:

Party City Holdings Inc.

80 Grasslands Road

Elmsford, NY 10523

Facsimile: (914) 345-2056

Attention: Michael A. Correale

With a copy (which shall not constitute notice) to each of:

Advent International Corporation

75 State Street

Boston, MA 02109

Facsimile: (617) 951-9353

Attention: Jefferson M. Case and James Westra

and

Berkshire Partners LLC

200 Clarendon Street, 35th Floor

Boston, MA 02116

Facsimile: (617) 227-6105

Attention: E.J. Whelan and Sharlyn C. Heslam

and

Weston Presidio Capital Management IV, L.P.

One Ferry Building, Suite 350

San Francisco, CA 94111

Facsimile: 415-773-7844

Attention: Therese Mrozek

and

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Facsimile: (617) 235-0376

Attention: Jane D. Goldstein

If to the Stockholders’ Representatives, to each of:

Advent International Corporation

75 State Street

Boston, MA 02109

Facsimile: (617) 951-9353

Attention: Jefferson M. Case and James Westra

and

BSR LLC

c/o Berkshire Partners LLC

200 Clarendon Street, 35th Floor

Boston, MA 02116

Facsimile: (617) 227-6105

Attention: E.J. Whelan and Sharlyn C. Heslam

and

Weston Presidio Capital Management IV, L.P.

One Ferry Building, Suite 350

San Francisco, CA 94111

Facsimile: 415-773-7844

Attention: Therese Mrozek

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Facsimile: (617) 235-0376

Attention: Jane D. Goldstein

If to Buyer or Merger Sub, to:

c/o Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Facsimile: (617) 227-3514

Attention: Joshua Nelson and Uttam Jain

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Facsimile: 212-310-8007

9.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

9.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that (i) the provisions of Section 6.6 hereof are intended to be for the benefit of, and shall be enforceable by, all Indemnitees (in all of their capacities) affected thereby; (ii) the provisions of Section 9.12 hereof are intended to be for the benefit of, and shall be enforceable by, any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any of the Stockholders, Optionholders, the Stockholders’ Representatives or the Company or any of their respective Affiliates affected thereby; and (iii) this Agreement is intended to be for the benefit of, and shall be enforceable in all respects by, the Stockholders and the Stockholders’ Representatives; and (iv) the provisions of Section 8.4(d), 9.4(b), 9.4(d) and 9.6 and this Section 9.9 are intended to be for the benefit of, and shall be enforceable by the Debt Financing Sources. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

9.10 Legal Representation. Buyer hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Ropes & Gray LLP may represent any or all of the Stockholders and Optionholders in the event such Person so requests, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, including under Section 3.2 (any such representation, the “Post-Closing Representation”), and Buyer on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest; provided, however, that this sentence shall not apply if Ropes & Gray LLP is handling ongoing matters for Buyer, the Company or any of the Subsidiaries. Each of Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Stockholders, Optionholders and any of their respective Affiliates (the “Seller Group”) and their counsel, including Ropes & Gray LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the Transactions, or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel and none of Buyer, the Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Buyer and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Ropes & Gray LLP and the Company or any Person in the Seller Group occurring during the representation in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the Transactions in connection with any Post-Closing Representation.

9.11 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Each of the parties hereto hereby acknowledges that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s length transaction.

9.12 Non-Recourse.

(a) No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any of the Stockholders, Optionholders, the Stockholders’ Representatives or the Company or any of their respective Affiliates shall have any liability for any obligations or liabilities of the Stockholders, Optionholders, the Stockholders’ Representatives or the Company under this Agreement or for any claim (whether in contract or tort, in law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), liability or any other obligation arising under, based on, in respect of, in connection with, or by reason of, the Transactions or this Agreement, including its negotiation and/or execution. By its acceptance hereof, the Stockholders’ Representatives and the Company acknowledges and agrees that all claims for liabilities may be made only against (and are expressly limited to) the Buyer or Merger Sub, each as expressly identified in the preamble to and signature page(s) of this Agreement (other than claims made pursuant to the Limited Guarantee or for fraud).

9.13 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that prior to the termination of this Agreement in accordance with Section 8.1, each party shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such party is entitled at law or in equity. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the party bringing such action may unilaterally extend the Termination Date (notwithstanding the termination provisions of Section 8.1(a)), so long as the party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with Section 8.1, the parties hereby agree that the Company shall be entitled to specific performance of Buyer’s and/or Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Merger and effect the Closing if, and only if, (a) all conditions in Sections 7.1 and 7.2 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) at the time the Closing is required to have occurred pursuant to Section 2.2, (b) the Debt Financing (including any Replacement Financing that has been obtained in accordance with, and satisfies the conditions of, Section 6.9(c) of this Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (c) the Company has irrevocably confirmed in writing to Buyer that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. In the event that the Company brings an action for specific performance pursuant to this Section 9.13, and a court rules that Buyer and/or Merger Sub breached this Agreement in connection with its failure to effect the Closing in accordance with Section 2.2, but such court declines to enforce specifically the obligations of Buyer and/or the Merger Sub to effect the Closing in accordance with Section 2.2, then, the Company shall have the right to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(f), as applicable, and be paid the applicable amounts set forth in Section 8.4. For the avoidance of doubt, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 9.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(f), as applicable, and be paid the applicable amounts set forth in Section 8.4; provided, however, that in no event shall the Company be entitled to receive both a grant of specific performance of the consummation of the Merger pursuant to this Section 9.13 and be paid the applicable amounts set forth in Section 8.4.

(b) Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

9.14 Release.

(a) Effective as of the Effective Time, except for any rights or obligations under this Agreement or the other Transaction Documents, each of Buyer and the Company on behalf of itself and each of its subsidiaries and Affiliates and each of its current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Stockholders, the Optionholders, their respective Affiliates and each of their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Buyer Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Buyer Released Parties occurring or arising on or prior to the date of this Agreement, but only to the extent that such cause, matter or thing does not otherwise constitute fraud.

(b) Effective as of the Effective Time, except for any rights or obligations under this Agreement or the other Transaction Documents, each Stockholders’ Representative on behalf of itself and each of its subsidiaries and Affiliates and each of its current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Stockholder Rep Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Buyer, the Company, their respective Affiliates and each of their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Stockholder Rep Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Stockholder Rep Releasing Parties may have against each of the Stockholder Rep Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Stockholder Rep Released Parties occurring or arising on or prior to the date of this Agreement, but only to the extent that such cause, matter or thing does not otherwise constitute fraud.

9.15 Counterparts. This Agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

BUYER:

PC TOPCO HOLDINGS, INC.

By:	/s/ Todd M. Abbrecht
	Name:	Todd M. Abbrecht
	Title:	President

MERGER SUB:

PC MERGER SUB, INC.

By:	/s/ Todd M. Abbrecht
	Name:	Todd M. Abbrecht
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

THE COMPANY:

PARTY CITY HOLDINGS INC.

By:	/s/ James M. Harrison
	Name:	James M. Harrison
	Title:	President & COO

[SIGNATURE PAGE TO MERGER AGREEMENT]

ADVENT REPRESENTATIVE:

Jefferson M. Case

By:	/s/ Jefferson M. Case
Jefferson M. Case

[SIGNATURE PAGE TO MERGER AGREEMENT]

BERKSHIRE REPRESENTATIVE:

BSR LLC

By:	Berkshire Partners LLC,
its Sole Member

By:	Berkshire Partners Holdings LLC,
its Managing Member

By:	/s/ Robert Small
Name:
Title:

[SIGNATURE PAGE TO MERGER AGREEMENT]

WP REPRESENTATIVE:

WESTON PRESIDIO CAPITAL IV, L.P.

By: Weston Presidio Capital Management IV, LLC, its general partner

By:	/s/ Therese Mrozek
	Name:	Therese Mrozek
	Title:	Chief Operating Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]